UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INFINERA CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Infinera Corporation

140 Caspian Court

Sunnyvale, California 94089

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 14, 2014

10:00 a.m. Pacific Time

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Infinera Corporation, a Delaware corporation (“Infinera”). Notice is hereby given that the meeting will be held on May 14, 2014, at 140 Caspian Court, Sunnyvale, California 94089 at 10:00 a.m. Pacific Time, for the following purposes:

1.	To elect to the Board of Directors (the “Board”) the two nominees for Class I directors named in the Proxy Statement;

2.	To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 27, 2014;

3.	To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement;

4.	To approve an amendment and restatement of the Infinera Corporation 2007 Employee Stock Purchase Plan, that would (i) increase the number of shares authorized, (ii) remove the evergreen provision by which the share reserve of the plan is set to automatically increase each year, and (iii) effect various technical revisions and improvements; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 19, 2014. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any postponement or adjournment thereof. A list of our stockholders will be maintained and open for examination by any of our stockholders, for any purpose germane to the Annual Meeting, during regular business hours at the address listed above for ten days prior to the meeting.

We are pleased to inform you that Infinera will again be utilizing the U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders via the Internet. We believe that these rules allow us to provide our stockholders with the information they need more quickly and conveniently, while lowering the cost of delivery and reducing the environmental impact of the Annual Meeting.

As a stockholder of Infinera, your vote is important. Whether or not you expect to attend the Annual Meeting in person, it is important that you vote as soon as possible so that your shares are represented.

On behalf of the Board, thank you for your participation in this important annual process.

By Order of the Board,
/s/ ALASTAIR A. SHORT
Alastair A. Short
Senior Vice President, General Counsel and Corporate Secretary

Sunnyvale, California
March 28, 2014

PROXY STATEMENT SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. The summary does not contain all of the information that you should consider, and you should read and consider carefully the complete Proxy Statement before voting.

2014 Annual Meeting of Stockholders

Time and Date:	10:00 a.m. Pacific Time, on May 14, 2014
Place:	Infinera Corporation, 140 Caspian Court, Sunnyvale, California 94089
Record Date:	March 19, 2014
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

Agenda Items	Board Vote Recommendation	Page Reference (for more detail)
1. To elect to the Board of Directors the two nominees for Class I directors named in the Proxy Statement.	FOR EACH DIRECTOR NOMINEE	6
2. To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 27, 2014.	FOR	19
3. To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement.	FOR	51
4. To approve an amendment and restatement of the Infinera Corporation 2007 Employee Stock Purchase Plan, that would (i) increase the number of shares authorized, (ii) remove the evergreen provision by which the share reserve of the plan is set to automatically increase each year, and (iii) effect various technical revisions and improvements.	FOR	53
5. To transact such other business that may properly come before the meeting or any postponement or adjournment thereof.

Board Nominees

Name	Age	Director Since	Independent(1)	Committee Memberships(2)
				AC	CC	NGC	TAC
Thomas J. Fallon	52	2009
Kambiz Y. Hooshmand	52	2009	X			M	C

AC = Audit Committee; CC = Compensation Committee; NGC = Nominating and Governance Committee;

TAC = Technology and Acquisition Committee; C = Chairman; M = Member

(1)	Under the rules and regulations of the SEC and the listing standards of NASDAQ.
(2)	As of the end of fiscal 2013.

Executive Compensation Program

Our executive compensation program is designed to balance near-term results with long-term success and continue to encourage our executive officers (including our named executive officers (“NEOs”) for fiscal 2013) to build value through innovation and execution. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for all decisions regarding executive compensation made by our management team and our Compensation Committee.

i

Fiscal 2013 Executive Compensation Highlights

As explained in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program for fiscal 2013 reflects our pay-for-performance compensation philosophy and the continued strong alignment of the interests of our executive officers with those of our stockholders. Highlights of our executive compensation program for fiscal 2013 included:

•	The majority of our CEO’s fiscal 2013 target total compensation was in equity.

•

69% of our CEO’s target total compensation was in equity, which links our CEO’s compensation directly to the value of our common stock. In fiscal 2013, our CEO received a performance-based restricted stock unit (“PSU”) award (as summarized below) for 170,000 shares of our common stock and a restricted stock unit (“RSU”) award for 113,000 shares of our common stock. Target total compensation consists of base salary, target cash incentive opportunity and target equity incentive compensation.

•	The majority of our CEO’s fiscal 2013 equity awards and target total compensation were at risk.

•	59% of our CEO’s target total compensation was completely at risk based on our performance against measurable performance objectives (includes target bonus and PSU awards).

•

61% of our CEO’s equity compensation opportunity was PSU awards. The PSU awards were 100% subject to risk of forfeiture based on our relative total shareholder return (“TSR”) performance over three performance periods against the NASDAQ Telecommunications Index (“Telecomm Index”). Key details of our CEO’s pay opportunities for fiscal 2013 are summarized below.

•

Our fiscal 2013 PSU awards included rigorous performance features. To support our pay-for-performance philosophy and further emphasize the importance of creating long-term stockholder value, our fiscal 2013 PSU awards are 100% at risk based on our relative TSR performance and contain several features we consider to be best practices:

•

Sustained performance requirement. To earn the maximum amount of PSU awards (150% of target), our TSR must exceed that of the Telecomm Index by 25 points or more as calculated on each of the three separate measurement points (coinciding with the end of our fiscal 2013, 2014 and 2015).

•

Steeper downside slope. Our PSU awards are reduced twice as fast if our TSR underperforms the Telecomm Index (4-to-1 downside) than they are increased if our TSR outperforms the Telecomm Index (2-to-1 upside). For example, if we underperform the Telecomm Index by 10 points of TSR, 60% of the target PSU awards would be earned. If we outperform the Telecomm Index by 10 points of TSR, 120% of the target PSU awards would be earned.

•

Additional award cap. Regardless of our performance vs. the Telecomm Index, our PSU awards are capped at 50% of target for any period in which our TSR is negative. Therefore, even if we significantly outperform the Telecomm Index in challenging market conditions, our PSU award design provides only modest rewards unless incremental stockholder value is created.

•

Our fiscal 2013 payouts reflect our pay-for-performance philosophy. Our executive compensation program strives to align compensation outcomes for our NEOs with performance against measurable objectives. In fiscal 2013, the key metrics that were measured under our incentive plans included revenue and non-GAAP operating income (loss) under the fiscal 2013 bonus plan (the “2013 Bonus Plan”) and relative TSR performance for our PSU awards. In fiscal 2013, our performance exceeded the target levels for all of the financial metrics, which resulted in above target bonus payments for our CEO and other participating NEOs. This was in contrast to fiscal 2011 and fiscal 2012 when we fell short of our financial targets and, for example, our CEO received either no bonus (fiscal 2011) or just 5% of his target bonus (fiscal 2012). During fiscal 2013, our TSR exceeded that of the Telecomm Index by 33 points as measured under the PSU award program. This resulted in our participating NEOs earning 150% of their target number of PSU shares for the initial performance period.

•

We continue to maintain good corporate governance practices. We seek to maintain sound corporate governance standards. During fiscal 2013, the following policies and practices continued to be in effect:

• Executive Clawback Policy • Anti-Hedging Policy • Fully Independent Compensation Committee • Stock Ownership Policy • No Guaranteed Bonuses or Tax Gross-Ups	• “Double-Trigger” Change-of-Control Agreements • Annual Compensation Risk Assessment • No Executive Perquisites • Independent Compensation Consultant Reporting Directly to Compensation Committee

Advisory Vote on Fiscal 2012 Named Executive Officer Compensation—“Say-on-Pay” Vote

In calendar 2013, we provided stockholders with the opportunity to cast an advisory (non-binding) vote (a “Say-on-Pay” vote) on the compensation of our NEOs for fiscal 2012. It is important to note that at the time our 2013 Annual Meeting of Stockholders occurred, the Compensation Committee had already determined target cash compensation levels and granted RSU awards and PSU awards to our NEOs for fiscal 2013. Our stockholders overwhelmingly approved our Say-on-Pay vote that occurred in calendar 2013 for fiscal 2012 NEO compensation, with over 97% of votes cast voting in favor of our say-on-pay proposal. As we continued to evaluate our compensation practices for and during fiscal 2013, we remained mindful of the lower level of support we received for our Say-on-Pay vote in calendar 2012 for fiscal 2011 NEO compensation, the shareholder feedback received after that vote, and the much stronger support our stockholders expressed for the fiscal 2012 executive compensation program. Accordingly, for fiscal 2013, we retained our general approach to our executive compensation program, with a continued emphasis on rewarding our executive officers through compensation if they deliver value for our stockholders. For fiscal 2013, we continued to explore ways to enhance and improve our executive compensation program. The Compensation Committee has considered and will continue to consider input from stockholders, as well as the outcome of our annual Say-on-Pay vote, when making executive compensation program decisions.

INFINERA CORPORATION

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND VOTING PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I being provided access to these proxy materials?

A:	The Board of Directors (the “Board”) of Infinera Corporation (referred to herein as “Infinera,” “we,” “us” or “our”) is providing you access to these proxy materials in connection with the solicitation of proxies for use at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 14, 2014 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein. These materials were first sent or given to stockholders on or about March 31, 2014.

Q:	What is the Notice of Internet Availability of Proxy Materials?

A:	In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, Infinera is furnishing the proxy materials to its stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing the documents to you and will reduce the impact of the Annual Meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

On the date of mailing of the Notice, all stockholders of record and beneficial owners will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at our principal executive offices, located at 140 Caspian Court, Sunnyvale, California 94089.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of the close of business on March 19, 2014 (the “Record Date”). You should bring photo identification for entrance into the Annual Meeting. The Annual Meeting will begin promptly at 10:00 a.m. Pacific Time.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

•	The election of two Class I directors to serve until the 2017 Annual Meeting of Stockholders or until successors have been duly elected and qualified;

•	The ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 27, 2014;

•	The approval, on an advisory basis, of the compensation of Infinera’s named executive officers, as described in this Proxy Statement; and

•

To approve an amendment and restatement of the Infinera Corporation 2007 Employee Stock Purchase Plan (the “2007 ESPP”), that would (i) increase the number of shares authorized, (ii) remove the evergreen provision by which the share reserve of the plan is set to automatically increase each year, and (iii) effect various technical revisions and improvements.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby at their discretion. Adjournments of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement at the Annual Meeting.

Q:	What is the voting requirement to approve each of the proposals and how does the Board recommend that I vote?

A:	Proposal 1—Directors are elected by a plurality vote, which means that the two directors who receive the most “FOR” votes cast by the shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting will be elected. “WITHHOLD” votes will not affect the outcome of the election. Stockholders may not cumulate votes in the election of directors. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” the nominees listed in Proposal 1.

Proposal 2—Ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 27, 2014, requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 2.

Proposal 3—Approval, on an advisory basis, of the compensation of Infinera’s named executive officers requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 3.

Proposal 4—Approval of an amendment and restatement of the 2007 ESPP, that would (i) increase the number of shares authorized, (ii) remove the evergreen provision by which the share reserve of the plan is set to automatically increase each year, and (iii) effect various technical revisions and improvements, requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 4.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of Record—If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered the “stockholder of record” with respect to those shares, and, with the exception of certain stockholders who have been solicited by mail, the Notice has been sent directly to you.

Beneficial Owners—Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice has been forwarded to you by your broker, trustee or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, refer to the voting instruction card provided by your broker, trustee or other nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a proxy voting form from the broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Stockholders of record of our common stock at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of the Record Date. As of the close of business on the Record Date, there were 122,479,210 shares of common stock outstanding and entitled to vote at the Annual Meeting. Shares held as of the record date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, as amended, abstentions and broker non-votes are counted as present and entitled to vote and are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What is a broker non-vote and how are they counted at the Annual Meeting?

A:	A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not exercise available discretionary voting power with respect to that proposal or, in the absence of discretionary voting power, has not received instructions from the beneficial owner on how to vote the shares. Broker non-votes will be counted towards the presence of a quorum, but will not be counted towards the vote total for any proposal.

Q:	Which proposals are considered “routine” or “non-routine?”

A:	The election of directors (Proposal 1), the non-binding advisory vote on Infinera’s named executive officer compensation (Proposal 3) and the vote on the amendment and restatement of the 2007 ESPP (Proposal 4) are “non-routine” matters for which discretionary voting power does not exist under applicable rules. A broker, trustee or other nominee cannot vote without instructions on non-routine matters, and therefore, broker non-votes may exist in connection with Proposals 1, 3 and 4. Thus, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote with respect to Proposals 1, 3 and 4, no votes will be cast on your behalf.

The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) is considered a “routine” matter for which discretionary voting power exists under applicable rules. A broker, trustee or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Stockholders of Record—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting, even if previously voted by another method. To vote in person, please bring a form of personal identification to be admitted to the meeting.

Beneficial Owners—Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a proxy voting form from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares as of the Record Date, together with a form of personal identification, to be admitted to the meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described in the Notice and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy (please refer to the voting instructions in the Notice or below). If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or other nominee (please refer to the voting instructions provided to you by your broker, trustee or other nominee).

Internet—Stockholders of record with Internet access may submit proxies by following the instructions on the Notice. Most of our stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or other nominees.

Telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will receive information explaining this procedure.

Mail—If you have not already received one, you may request a proxy card from Infinera, and indicate your vote by completing, signing and dating the card where indicated and returning it in the prepaid envelope that will be included with the proxy card.

Q:	How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?

A:	If you are a stockholder of record or have obtained a proxy voting form from your broker, trustee or other nominee that holds your shares giving you the right to vote the shares, and you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” the nominees listed in Proposal 1 and “FOR” Proposals 2, 3 and 4. If you are a beneficial owner of shares and your broker, trustee or other nominee does not receive instructions from you about how your shares are to be voted, the shares represented by that proxy will not be voted with respect to Proposals 1, 3 or 4 and will be counted as broker non-votes, and will be voted with respect to Proposal 2 at the discretion of your broker, trustee or other nominee.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of Record—If you are a stockholder of record, you may change your vote by (1) filing with our Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or should be sent to our principal executive offices, Attn: Corporate Secretary. A stockholder of record who has voted via the Internet or by telephone may also change his or her vote by making a timely and valid Internet or telephone vote at a later time but prior to 11:59 p.m. Eastern Time, on the day prior to the Annual Meeting.

Beneficial Owners—If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions by any of the applicable voting methods allowed to your broker, trustee or other nominee or (2) attending the Annual Meeting and voting in person if you have obtained a proxy voting form from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	We will bear all expenses of soliciting proxies for the Annual Meeting. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Directors, officers and employees of Infinera may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have engaged the services of Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut, as our proxy solicitor to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Morrow’s fees for this service will be $9,500.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

Additional Information

Q:	What should I do if I receive more than one Notice or set of proxy materials?

A:	If you receive more than one Notice or set of proxy materials, your shares are likely registered in more than one name or brokerage account. Please follow the voting instructions on each Notice or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	Can I access Infinera’s proxy materials and Annual Report on Form 10-K via the Internet?

A:	Our proxy materials will be available on its website at http://www.infinera.com/annual_meeting, and all stockholders of record and beneficial owners will have the ability to vote free of charge online with their control number referred to in the Notice at http://www.proxyvote.com. Our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 (the “2013 Annual Report”) is also available on the Internet as indicated in the Notice. In addition, you can access this Proxy Statement and the 2013 Annual Report by going to Infinera’s website at http://www.infinera.com/annual_meeting. The 2013 Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Board currently consists of nine directors and is divided into three classes, each consisting of three directors. Each class of the Board serves a staggered three-year term. Our Class I directors, whose terms expire at the Annual Meeting, are Thomas J. Fallon, Kambiz Y. Hooshmand and Philip J. Koen. On January 3, 2014, Philip J. Koen informed the Board that he will be resigning from the Board effective immediately prior to the Annual Meeting and will not be standing for re-election.

There are two nominees for election to Class I of the Board this year, Messrs. Fallon and Hooshmand. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Nominating and Governance Committee and has been approved by the Board. Each of the nominees for our Class I directors, if elected, will serve for a three-year term expiring at the 2017 Annual Meeting of Stockholders, or until his successor is duly elected and qualified, or until his earlier death, resignation or removal from the Board.

The size of the Board will be reduced to eight directors and the number of Class I directors will be reduced to two directors, effective upon Mr. Koen’s resignation from the Board immediately prior to the Annual Meeting.

Director Qualifications

The Nominating and Governance Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Nominating and Governance Committee generally recommends that any new director be appointed to the class of directors that is up for re-election at the next annual meeting of stockholders, while maintaining the quality of distribution of the three classes of directors that comprise the Board. The Nominating and Governance Committee seeks to assure that the Board is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to our business. This diversity of background and experience includes ensuring that the Board includes individuals with experience or skills sufficient to meet the requirements of the various rules and regulations of The NASDAQ Stock Market (“NASDAQ”) and the SEC, such as the requirements to have a majority of independent directors and an Audit Committee Financial Expert. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Nominating and Governance Committee determines whether the incumbent director is willing to stand for re-election. The Nominating and Governance Committee evaluates each director’s performance to determine suitability for re-election, taking into consideration, among other things, each director’s willingness to fully participate and contribute to the Board and its committees, ability to work constructively with the rest of the members of the Board, personal and professional integrity and familiarity with our business, operations and markets.

Each of the nominees to fill positions as Class I directors has consented to serve if elected. However, if any of the persons nominated by the Board subsequently declines to accept election, or is otherwise unavailable for election prior to the Annual Meeting, proxies solicited by the Board will be voted by the proxy holders for the election of any other person or persons as the Board may recommend, at its option, or may decide to further reduce the number of directors that constitute the entire Board.

Information Regarding Nominees and Continuing Directors

Set forth below is information regarding each person nominated for election as a Class I director at the Annual Meeting, as well as for each director continuing service on the Board, including their ages as of March 28, 2014, the periods during which they have served as a director, certain information as to their principal occupations, directorships they hold in corporations whose shares are publicly registered and qualifications for serving as a member of the Board, including the skills, qualities, attributes and experiences that led the Board to determine it is appropriate to nominate these directors.

Nominees for Election as Class I Directors whose Terms Expire at the 2017 Annual Meeting of Stockholders

Thomas J. Fallon Director since 2009 Age 52

Thomas J. Fallon has served as our Chief Executive Officer (“CEO”) since June 2013 and as a member of the Board since July 2009. From January 2010 to June 2013, Mr. Fallon served as our President and Chief Executive Officer. Mr. Fallon served as our Chief Operating Officer from October 2006 to December 2009, and as our Vice President of Engineering and Operations from April 2004 to September 2006. From August 2003 to March 2004, Mr. Fallon was Vice President, Corporate Quality and Development Operations of Cisco Systems, Inc., a networking and telecommunications company. From May 2001 to August 2003, Mr. Fallon served as General Manager of Cisco Systems’ Optical Transport Business Unit.

As the CEO of Infinera, the Board believes that Mr. Fallon provides significant institutional knowledge of Infinera and industry knowledge, as well as key insight and advice in the Board’s consideration and oversight of corporate strategy and management development. The Board believes that Mr. Fallon’s leadership skills and executive management experience, along with his operational management experience and technical expertise, enable Mr. Fallon to make significant contributions to the Board.

Kambiz Y. Hooshmand Director since 2009 Age 52

Kambiz Y. Hooshmand has been a member of the Board since December 2009 and has served as Chairman of the Board since October 2010. From March 2005 to May 2009, Mr. Hooshmand served as President and CEO of Applied Micro Circuits Corporation (“AMCC”), a communications solutions company. From February 2002 to March 2005, Mr. Hooshmand served as Group Vice President and General Manager of Cisco Systems. From March 2000 to February 2002, Mr. Hooshmand served as Vice President and Division General Manager of the DSL Business Unit at Cisco Systems. From June 1997 to February 2000, Mr. Hooshmand served as Cisco System’s Vice President of Engineering. From January 1992 to June 1997, Mr. Hooshmand served as Director of Engineering of StrataCom, Inc., a networking solutions company, which was acquired by Cisco Systems. Mr. Hooshmand served on the board of directors of Power-One, Inc., an energy efficient power solutions company, from October 2009 to July 2013. Power-One was acquired by ABB Ltd., a power and automation technology company, in July 2013.

As the Chairman of the Board of Infinera, Mr. Hooshmand brings his leadership skills, industry experience and comprehensive knowledge of our business, financial position and operations to the Board deliberations. Mr. Hooshmand brings significant executive management and technical experience in the networking industry as a result of his executive positions at AMCC, Cisco Systems and StrataCom. The Board also benefits from Mr. Hooshmand’s service on our Nominating and Governance Committee and as Chairman of our Technology and Acquisition Committee.

Incumbent Class III Directors whose Terms Expire at the 2016 Annual Meeting of Stockholders

Kenneth A. Goldman Director since 2005 Age 64

Kenneth A. Goldman has been a member of the Board since February 2005. Since October 2012, Mr. Goldman has been the Chief Financial Officer (CFO) of Yahoo! Inc., responsible for Yahoo!’s global finance functions, including financial planning and analysis, controllership, tax, treasury, and investor relations. From September 2007 to September 2012, Mr. Goldman was CFO of Fortinet Inc., a provider of threat management technologies. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and CFO of Dexterra, Inc. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President of Finance and Administration and CFO of Siebel Systems, Inc., a supplier of customer software solutions and services, and has held CFO positions at several technology companies in his career, including Excite@Home, Sybase, Cypress Semiconductor and VLSI Technology. Mr. Goldman currently serves on the board of directors of NXP Semiconductors N.V., a mixed signal and standards product semiconductor company, Gigamon Inc., an intelligent traffic visibility solutions provider, and Yahoo Japan Corporation. Mr. Goldman has also served recently on the board of directors of Starent Networks Corp., a networking solutions provider, from 2006 to 2009, BigBand Networks, Inc., a broadband multimedia infrastructure provider, from 2006 to 2011, and on the board of trustees of Cornell University from 2005 to 2013.

As a member of our Audit Committee and as an Audit Committee Financial Expert, the Board believes that Mr. Goldman provides a high level of expertise and significant leadership experience in the areas of finance, accounting and audit oversight. The Board also benefits from Mr. Goldman’s extensive executive experience and service as a member of the Financial Accounting Standards Board Advisory Council.

Carl Redfield Director since 2006 Age 67

Carl Redfield has been a member of the Board since August 2006. From September 2004 to his retirement in May 2008, Mr. Redfield served as Senior Vice President, New England Development Center Executive Sponsor, of Cisco Systems. From February 1997 through September 2004, Mr. Redfield served as Cisco Systems’ Senior Vice President, Manufacturing and Logistics.

The Board believes that Mr. Redfield’s executive management experience, along with his significant manufacturing and logistics experience, enable Mr. Redfield to make significant contributions to the Board. In addition, the Board benefits from Mr. Redfield’s institutional knowledge of Infinera and his service as a member of our Compensation Committee and as Chairman of our Nominating and Governance Committee.

Mark A. Wegleitner Director since 2011 Age 63

Mark A. Wegleitner has been a member of the Board since May 2011. Since April 2011, Mr. Wegleitner has served as President of Wegleitner Consulting, LLC, a privately owned telecommunications consulting company. From September 2007 until his retirement in July 2010, Mr. Wegleitner served as the Senior Vice President, Technology, for Verizon Communications Inc., a telecommunications company, where his responsibilities included technology assessment, network architecture, platform development and laboratory testing for wireline and wireless communications networks. From July 2000 to September 2007, he served as Chief Technology Officer (“CTO”) for Verizon, with responsibility for wireline communications technologies. Prior to the creation of Verizon, Mr. Wegleitner held various positions in the Network Services division of Bell Atlantic, a telecommunications company, including CTO from January 1999 to July 2000. Prior to joining Bell Atlantic, he worked at Bell Laboratories and AT&T General Departments.

The Board believes that Mr. Wegleitner’s extensive experience in the telecommunications industry provides the Board with a high level of expertise and experience. The Board also benefits from Mr. Wegleitner’s service as a member of our Technology and Acquisition Committee and Chairman of our Compensation Committee.

Incumbent Class II Directors whose Terms Expire at the 2015 Annual Meeting of Stockholders

Dan Maydan, Ph.D. Director since 2001 Age 78

Dan Maydan, Ph.D. has been a member of the Board since September 2001. From December 1993 to April 2003, Dr. Maydan served as President of Applied Materials, Inc., a semiconductor equipment manufacturing company, and was appointed President Emeritus of Applied Materials from April 2003 to December 2012. Dr. Maydan was a member of the board of directors of Applied Materials from June 1992 until March 2006. Dr. Maydan serves on the board of directors of Electronics for Imaging, Inc. (“EFI”), a digital imaging and print management solutions company.

Dr. Maydan brings to the Board a significant institutional knowledge of Infinera through his long-standing service on the Board and service on our Compensation and Nominating and Governance Committees. The Board also benefits from Dr. Maydan’s executive management, technical and industry experience from his time at Applied Materials, as well as his experience as a public company director at Applied Materials and EFI.

David F. Welch, Ph.D. Director since 2010 Age 53

David F. Welch, Ph.D. co-founded Infinera and has served as our President since June 2013 and as a member of the Board since October 2010. From January 2004 to June 2013, Dr. Welch served as our Executive Vice President, Chief Strategy Officer. From January 2005 to January 2009, Dr. Welch also served as our Chief Marketing Officer. From May 2001 to January 2005, Dr. Welch served as our Chief Development Officer/CTO. From May 2001 to November 2006, Dr. Welch also served as a member of the Board. Prior to founding Infinera, Dr. Welch was CTO of the Transmission Products Group of JDS Uniphase Corporation, an optical component company. From January 1985 to February 2001, Dr. Welch served in various executive roles, including CTO and Vice President of Corporate Development for SDL Inc., an optical component company.

As co-founder and President of Infinera, Dr. Welch has strong institutional knowledge of Infinera, coupled with a deep technical understanding of the optical networking industry. The Board believes that Dr. Welch’s leadership skills, industry experience and comprehensive technical knowledge provide the Board with an important perspective into our product development, marketing and selling strategies. The Board also benefits from Dr. Welch’s service on our Technology and Acquisition Committee.

Paul J. Milbury Director since 2010 Age 65

Paul J. Milbury has been a member of the Board since July 2010. Mr. Milbury served as Vice President of Operations and CFO of Starent Networks, Corp., a provider of mobile network solutions, from January 2007 until its acquisition by Cisco Systems in December 2009. From December 2009 to July 2010, Mr. Milbury played a key role in integrating Starent Networks into Cisco Systems to create the Mobile Internet Technology Group. From December 2000 to March 2007, Mr. Milbury served as Vice President and CFO of Avid Technology, Inc., a digital media creation, management and distribution solutions company.

As Chairman of our Audit Committee and as an Audit Committee Financial Expert, Mr. Milbury provides the Board with a strong understanding and high level of experience in the areas of finance, accounting and operations. The Board also benefits from Mr. Milbury’s service on our Compensation Committee, his executive management experience at Starent Networks, Cisco Systems and Avid Technology, and his experience as a director at Crossbeam Systems and Accedian Networks.

Vote Required

Directors are elected by a plurality vote, which means that the two directors who receive the most “FOR” votes cast by the shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting will be elected. “WITHHOLD” votes and broker non-votes will not affect the outcome of the election. Stockholders may not cumulate votes in the election of directors.

Proposal 1—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the election to the Board of the two Class I nominees listed above.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

We have adopted a number of policies and practices, some of which are described below, that highlight our commitment to sound corporate governance principles. We also maintain a Corporate Governance section on the Investor Relations’ page on our website, which can be found at http://www.infinera.com.

Independence of the Board

In accordance with the current listing standards of NASDAQ, the Board, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The Board has determined that, with the exception of Mr. Fallon and Dr. Welch, both of whom are employees of Infinera, all of its members are “independent directors,” using the definition of that term in the listing standards of NASDAQ. Also, all members of the Audit Committee, Compensation Committee and Nominating and Governance Committee, as more fully described below, are independent directors.

Stockholder Communications with the Board

Stockholders may communicate with the Board by writing to the following address:

Board of Directors

c/o Corporate Secretary

Infinera Corporation

140 Caspian Court

Sunnyvale, California 94089

Communications are distributed to the Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded with the provision that any communication that is filtered out will be made available to any independent or non-employee director upon request.

Board Leadership Structure

In January 2010, we separated the positions of Chairman of the Board and CEO. Separating these positions allows our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. While our Bylaws do not require that our Chairman of the Board and CEO positions be separate, the Board believes that having separate positions is the appropriate leadership structure for Infinera at this time and demonstrates our commitment to good corporate governance practices. The Board has assigned the Chairman of the Board with responsibility for presiding over meetings of the Board, developing meeting agendas, facilitating communication between management and the Board, representing director views to management and improving meeting effectiveness, among other things.

The Board believes that its leadership structure is appropriate. The Board also believes that the combination of an independent chairman, three of our four committees comprised entirely of independent directors and the regular use of executive sessions of the independent directors enables the Board to maintain independent oversight of our strategies and activities.

Board Oversight of Risk

Risk is inherent with every business and the Board is responsible for overseeing our risk management function. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board, as a whole and through its committees, has responsibility for the oversight of overall risk management. In connection with the Board’s annual strategic plan review, senior management makes a multidisciplinary presentation to the Board that includes any significant strategic, operational, financial, legal and compliance risks facing Infinera, our general risk management strategy and actions taken by senior management in compliance with this strategy. At other meetings of the Board, senior management provides updates to the Board on any specific risk-related issues. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. In addition, each of the committees of the Board considers any risks that may be within its area of responsibilities and Board members, or Board committee members, periodically engage in discussions with members of our senior management team as appropriate. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Audit Committee also discusses policies with respect to risk assessment and risk management and reports are regularly provided by management to the Audit Committee. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Technology and Acquisition Committee assists the Board in fulfilling its oversight responsibilities with respect to managing the risks associated with our strategy, technology development and acquisitions and investments.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers (including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions) and our directors. The Code of Business Conduct and Ethics reflects our policy of dealing with all persons, including our customers, employees, investors and suppliers, with honesty and integrity. All employees are required to complete training on our Code of Business Conduct and Ethics. A copy of our Code of Business Conduct and Ethics is posted on our website at http://www.infinera.com in the Corporate Governance section on our Investor Relations’ page. You may also obtain a copy of our Code of Business Conduct and Ethics without charge by writing to: Infinera Corporation, 140 Caspian Court, Sunnyvale, California 94089, Attn: Corporate Secretary. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and our directors on our website identified above or on a Form 8-K if required by the applicable listing standards.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which govern, among other things, member criteria, responsibilities, compensation and education, committee composition and charters, communication activities and management succession. You can access these Corporate Governance Guidelines, along with other materials such as Board committee charters, on our website at http://www.infinera.com in the Corporate Governance section on our Investor Relations’ page.

Stock Ownership Policy

The Board believes that it is important to link the interests of our directors and management to those of our stockholders. Accordingly, the Board has adopted a stock ownership policy for our directors and executive officers who are designated as reporting officers under Section 16 (“Section 16 Officers”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For additional information regarding our Stock Ownership Policy, please see the section entitled “Compensation Discussion and Analysis—Stock Ownership Policy” below.

Information Regarding the Board and its Committees

The Board met six times during fiscal 2013. The Board did not act by written consent during fiscal 2013. During fiscal 2013, each director then in office attended 75% or more of the meetings of the Board and the committees on which he served during the period for which he was a director, committee chairman or committee member, as applicable. Our independent directors meet in executive sessions, without management present, during most regular meetings of the Board. Directors are encouraged, but not required, to attend our annual meetings of stockholders. One member of the Board attended our 2013 Annual Meeting of Stockholders.

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Technology and Acquisition Committee. Mr. Fallon does not serve on any committees of the Board. The following table provides membership and meeting information for the Board and each of the committees of the Board as of the end of fiscal 2013:

Name	Board	Audit	Compensation	Nominating and Governance	Technology and Acquisition
Thomas J. Fallon	M	—	—	—	—
Kenneth A. Goldman	M	M	—	—	—
Kambiz Y. Hooshmand	C	—	—	M	C
Philip J. Koen	M	M	—	—	M
Dan Maydan, Ph.D.	M	—	M	M	—
Paul J. Milbury	M	C	M	—	—
Carl Redfield	M	—	M	C	—
Mark A. Wegleitner	M	—	C	—	M
David F. Welch, Ph.D.	M	—	—	—	M

Total Meetings in Fiscal 2013	6	10	8	4	3

C = Chairman; M = Member

Below is a description of each standing committee of the Board. The Board has determined that each member of the Audit, Compensation and Nominating and Governance Committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Infinera. Each committee of the Board has a written charter approved by the Board. Copies of each charter are posted on our website at http://www.infinera.com in the Corporate Governance section on our Investor Relations’ page.

Audit Committee

The Audit Committee reviews and monitors our financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. All related party transactions are subject to approval by our Audit Committee. A more detailed description of the Audit Committee’s functions can be found in our Audit Committee charter. A copy of the Audit Committee charter is available on our website at http://www.infinera.com in the Corporate Governance section on our Investor Relations’ page.

The current members of the Audit Committee are Messrs. Goldman, Koen and Milbury. Mr. Milbury chairs the Audit Committee. The Audit Committee met ten times during fiscal 2013. The Audit Committee did not act by written consent during fiscal 2013. Each member of our Audit Committee is independent for Audit Committee purposes under the rules and regulations of the SEC and the listing standards of NASDAQ. In addition to qualifying as independent under the NASDAQ rules, each member of our Audit Committee can read and understand fundamental financial statements in accordance with NASDAQ Audit Committee requirements. The Board has determined that Messrs. Goldman and Milbury are each an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, including the relevant independence requirements. The designation does not impose on Messrs. Goldman and Milbury any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board.

On January 3, 2014, Mr. Koen informed the Board that he will be resigning from the Board and as a member of the Audit Committee effective immediately prior to the Annual Meeting and will not be standing for re-election.

Compensation Committee

The Compensation Committee has the responsibility, authority and oversight relating to the development of our overall compensation strategy and compensation programs. The Compensation Committee establishes our compensation philosophy and policies, as well as administers all of our compensation plans for executive officers. The Compensation Committee seeks to assure that our compensation practices promote stockholder interests and support our compensation objectives and philosophy as described in more detail in the CD&A section of this Proxy Statement.

The Compensation Committee also oversees, reviews and administers all of our material employee benefit plans, including our 401(k) plan, and reviews and approves various other compensation policies and matters. The Compensation Committee may form and delegate authority to one or more subcommittees as appropriate. A more detailed description of the Compensation Committee’s functions can be found in our Compensation Committee charter. A copy of the Compensation Committee charter is available on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

The current members of the Compensation Committee are Messrs. Milbury, Redfield and Wegleitner and Dr. Maydan. Mr. Wegleitner chairs the Compensation Committee. The Compensation Committee met eight times during fiscal 2013. The Compensation Committee acted by written consent twice during fiscal 2013. Each member of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code and satisfies the director and compensation committee independence requirements under the listing standards of NASDAQ.

Non-Executive Equity Award Subcommittee

The guidelines for the size of new hire, promotional and annual retention equity awards for executive officers are reviewed and approved by the Compensation Committee. The Compensation Committee has delegated to the Non-Executive Equity Award Subcommittee (the “Subcommittee”), consisting of the CEO, Senior Vice President and General Counsel, and Vice President of Human Resources, the authority to formally approve new hire, promotional and annual retention equity awards to certain employees pursuant to guidelines pre-approved by the Compensation Committee. The delegation does not include the authority to make equity awards to employees who are Section 16 Officers. The delegation of authority to the Subcommittee is not exclusive and the Board and Compensation Committee have retained the right to approve any equity awards at their discretion. The Subcommittee met seven times during fiscal 2013. The Subcommittee acted by written consent five times during fiscal 2013.

Nominating and Governance Committee

The Nominating and Governance Committee reviews, implements or recommends corporate governance policies and practices applicable to Infinera and recommends the compensation for the non-employee directors of the Board. In addition, the Nominating and Governance Committee is responsible for identifying, evaluating and making recommendations of nominees to the Board and evaluating the performance of the Board and individual directors, including those eligible for re-election at the annual meeting of stockholders. The Nominating and Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating and making recommendations to the Board concerning corporate governance matters and overseeing the evaluation of management. A more detailed description of the Nominating and Governance Committee’s functions can be found in our Nominating and Governance Committee charter. A copy of the Nominating and Governance Committee charter is available on our website at http://www.infinera.com in the Corporate Governance section on our Investor Relations’ page.

The current members of the Nominating and Governance Committee are Messrs. Hooshmand and Redfield and Dr. Maydan, each of whom is independent under the listing standards of NASDAQ. Mr. Redfield chairs the Nominating and Governance Committee. The Nominating and Governance Committee met four times during fiscal 2013. The Nominating and Governance Committee did not act by written consent during fiscal 2013.

Board Nominees and Diversity

The Nominating and Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, our Nominating and Governance Committee reviews and makes recommendations to the Board regarding the size and composition of the Board and the appropriate qualities and skills required of our directors in the context of the then-current composition of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our stockholders’ long-term interests. While we do not have a formal written policy on director diversity, the Board and the Nominating and Governance Committee consider diversity when reviewing the overall composition of the Board and considering the slate of nominees for annual election to the Board and the appointment of individual directors to the Board. Diversity, in this context, includes factors such as experience, specialized expertise, geographic location, cultural background, gender and ethnicity. These factors, and others considered useful by our Nominating and Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of our Nominating and Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of current and prospective directors.

Our Nominating and Governance Committee leads the search for, selects and recommends candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to the Board typically have been suggested by other members of the Board or by our executive officers. From time to time, our Nominating and Governance Committee may engage the services of a third-party search firm to identify director candidates. Our Nominating and Governance Committee will also consider candidates proposed in writing by stockholders, provided such proposal meets the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement and is accompanied by the required information about the candidate specified in Section 2.4 of our Bylaws. Candidates proposed by stockholders are evaluated by our Nominating and Governance Committee using the same criteria as for all other candidates.

If a stockholder wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, pursuant to our Corporate Governance Guidelines, the stockholder must have held at least 1,000 shares of our common stock for at least six months and must notify the Nominating and Governance Committee by writing to our Corporate Secretary at our principal executive offices, and must include the following information:

•

To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board;

•	The director candidate’s written consent to (a) if selected, be named in our proxy statement and proxy, and (b) if elected, to serve on the Board;

•	The other information set forth in the applicable sections of Section 2.4 of our Bylaws; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Technology and Acquisition Committee

The Technology and Acquisition Committee reviews with management, makes recommendations to the Board on and, when expressly authorized by the Board, approves acquisitions, investments, joint ventures and other strategic transactions in which we engage from time-to-time as part of our business strategy. The Technology and Acquisition Committee also evaluates the execution, financial results and integration of any such potential transactions. In addition, the Technology and Acquisition Committee provides advice and counsel on matters relating to technology development and innovation, as well as enhancing the Board’s understanding to allow for better input and direction regarding our strategy, progress and risks. A more detailed description of the Technology and Acquisition Committee’s functions can be found in our Technology and Acquisition Committee charter. A copy of the Technology and Acquisition Committee charter is available on our website at http://www.infinera.com in the Corporate Governance section on our Investor Relations’ page.

The current members of the Technology and Acquisition Committee are Messrs. Hooshmand, Koen and Wegleitner and Dr. Welch. Mr. Hooshmand chairs the Technology and Acquisition Committee. The Technology and Acquisition Committee met three times during fiscal 2013. The Technology and Acquisition Committee did not act by written consent during fiscal 2013. On January 3, 2014, Mr. Koen informed the Board that he will be resigning from the Board and as a member of the Technology and Acquisition Committee effective immediately prior to the Annual Meeting and will not be standing for re-election.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, the Compensation Committee of the Board consisted of Messrs. Milbury, Redfield and Wegleitner and Dr. Maydan. None of these individuals was at any time during fiscal 2013, or at any other time, an executive officer or employee of Infinera. No member of our Compensation Committee had any relationship with Infinera during fiscal 2013 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has ever served as a member of the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee.

COMPENSATION OF DIRECTORS

Our director compensation program is designed to attract and retain highly-qualified, independent directors to represent stockholders on the Board and to act in their best interest. The Nominating and Governance Committee, which consists solely of independent directors, has the primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board. The Nominating and Governance Committee has engaged an outside advisor to provide relevant market data regarding director compensation programs. The Nominating and Governance Committee and Board determined that a mix of cash compensation and equity awards should be used in our compensation program for our non-employee directors. Directors who are also employees of Infinera do not participate in our director compensation program, nor do they receive any additional compensation for their service as directors.

Director Fees

During fiscal 2013, our cash compensation program for our non-employee directors was as follows:

Position	Annual Retainer Fee
Non-Employee Director	$40,000
Chairman of the Board	$40,000
Audit Committee Chair	$30,000
Audit Committee Member	$12,500
Compensation Committee Chair	$16,000
Compensation Committee Member	$8,000
Nominating and Governance Committee Chair	$10,000
Nominating and Governance Committee Member	$5,000
Technology and Acquisition Committee Chair	$10,000
Technology and Acquisition Committee Member	$5,000

Each non-employee director also received fees of $2,000 per meeting of the Board attended in person and $1,000 per meeting attended telephonically. We do not pay any meeting fees for any of the committees of the Board. We pay the retainer fees set forth above in quarterly installments. Retainer fees, together with meeting attendance fees, are paid in arrears. In addition, we have a policy of reimbursing our non-employee directors for reasonable travel, lodging and other expenses incurred in connection with their attendance at Board and committee meetings.

Beginning at the start of the second quarter of fiscal 2014, the annual retainer for non-employee directors will be increased to $50,000 annually and the annual retainer for the Compensation Committee Chair will be increased to $20,000 annually. In addition, non-employee members of the Board will no longer receive fees related to meeting attendance.

Director Equity Awards

Each new non-employee director receives an option to purchase 100,000 shares of Infinera common stock upon appointment to the board (“Initial Award”). The options subject to the Initial Award vest as to 50% of the shares on the one year anniversary of his or appointment or election to the Board and 1/24th per month thereafter, subject to his or her continued service with Infinera through each vesting date. Each continuing non-employee director is eligible to receive a RSU award (the “Annual RSU Award”) in connection with each annual meeting of stockholders for a number of shares with an aggregate fair market value as reported on NASDAQ equal to approximately $130,000 on the day prior to the date the Board meets to approve the Annual RSU Award. The Annual RSU Award vests on the one year anniversary from the date of the most recent annual meeting of stockholders, subject to his or her continued service with Infinera through the vesting date.

For the Annual RSU Award in connection with the 2013 annual meeting of stockholders, we granted RSU awards of 13,333 shares of Infinera common stock to each non-employee director then in office. These RSU awards vest in full on May 15, 2014, subject to each non-employee directors continued service to Infinera through the vesting date.

In March 2014, the Board updated its policy with respect to non-employee equity awards.

•

Initial Grant. Each individual who commences service as a non-employee director upon his or her election or appointment to the Board at an annual meeting of stockholders will receive a RSU award for a number of shares with an aggregate fair market value as reported on NASDAQ equal to $165,000. This RSU award will vest in equal annual installment over three years.

•

Annual Award. On the date of each annual meeting of shareholders, each individual who continues to serve as a non-employee director after that annual meeting will be eligible to receive a RSU award for a number of shares with an aggregate fair market value as reported on NASDAQ equal to $165,000.

In addition to the initial grant, any individual who is first elected or appointed as a non-employee director other than at an annual meeting of stockholders and at least six months prior to the next annual meeting of stockholders will also be eligible for a RSU award for a number of shares with an aggregate fair market value as reported on NASDAQ equal to $165,000 pro-rated for the number of remaining months remaining until the next scheduled annual meeting of stockholders.

Fiscal 2013 Director Compensation

The following table sets forth all of the compensation awarded to, earned by, or paid to the non-employee members of the Board in fiscal 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Total ($)
Kenneth A. Goldman	65,500	132,130	—	197,630
Kambiz Y. Hooshmand	103,750	132,130	—	235,880
Philip J. Koen	66,500	132,130	—	198,630
Dan Maydan, Ph.D.	61,000	132,130	—	193,130
Paul J. Milbury	88,000	132,130	—	220,130
Carl Redfield	68,000	132,130	—	200,130
Mark A. Wegleitner	69,500	132,130	—	201,630

(1)	For a description of the annual non-employee director retainer fees and retainer fees for chair positions and for service as Chairman of the Board, see the disclosure above under “Director Fees.”
(2)

The amounts reported in this column represent the aggregate grant date fair value of the RSU awards granted in fiscal 2013 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“ASC 718”) and without any adjustment for estimated forfeitures. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the non-employee directors with respect to these awards at the time the shares of Infinera common stock underlying the RSU awards are vested and/or sold. There can be no assurance that the actual value realized by a non-employee director will be at or near the grant date fair value of the RSU awards granted.

Additional Information With Respect to Director Equity Awards

Name	Shares Subject to Stock Awards Outstanding at Fiscal Year-End (#)(1)	Shares Subject to Option Awards Outstanding at Fiscal Year-End (#)(2)
Kenneth A. Goldman	13,333	37,100
Kambiz Y. Hooshmand	13,333	114,500
Philip J. Koen	13,333	119,600
Dan Maydan, Ph.D.	13,333	25,000
Paul J. Milbury	13,333	77,600
Carl Redfield	13,333	157,100
Mark A. Wegleitner	13,333	100,000

(1)	Includes unvested RSU awards.
(2)	Includes both vested and unvested stock options to purchase shares of Infinera common stock.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 27, 2014 and has further directed that we submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since fiscal 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm is not required pursuant to our Bylaws, our other governing documents or law. However, we are submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Infinera and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees for audit, tax and other services provided by Ernst & Young LLP for the fiscal years ended December 28, 2013 and December 29, 2012. All of the services described in the following table were approved in conformity with the Audit Committee’s pre-approval processes and procedures.

	2013	2012
Audit Fees	$1,628,000	$1,402,000
Tax Fees	9,000	35,000
All Other Fees	2,000	2,000

Total Fees	$1,639,000	$1,439,000

Audit Fees

This category of the table above includes fees for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, review of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements for those fiscal years. The category also includes statutory audits required by non-U.S. jurisdictions. The preparation of our audited consolidated financial statements includes compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by Ernst & Young LLP of a report expressing its opinion regarding the effectiveness of our internal control over financial reporting. Audit fees for fiscal 2013 include $0.3 million of fees related to comfort letter procedures in connection with the issuance of $150 million aggregate principal amount of 1.75% Convertible Senior Notes due 2018.

Tax Fees

This category of the table above includes fees for tax compliance, tax advice and tax planning.

All Other Fees

This category of the table above principally includes support and advisory services provided by Ernst & Young LLP that are not included in the service categories reported above.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on this proposal. “ABSTENTIONS” will have the same effect as an “AGAINST” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 2—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for its fiscal year ending December 27, 2014.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board currently consists of the three non-employee directors named below. The Board annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that Messrs. Goldman and Milbury are each an Audit Committee Financial Expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter, which the Board has adopted and which the Audit Committee reviews on an annual basis.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements included in our 2013 Annual Report with our management and Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infinera.

Based upon the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our 2013 Annual Report for filing with the SEC.

Submitted by the following members of the Audit Committee:

Paul J. Milbury, Chairman

Kenneth A. Goldman

Philip J. Koen

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of the Record Date by:

•	Each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	Our named executive officers;

•	Each of our directors; and

•	All current named executive officers and directors as a group.

The information provided in this table is based on our records, information filed with the SEC and information provided to Infinera, except where otherwise noted. To our knowledge and unless as otherwise indicated, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with such person’s spouse. Percentage beneficially owned is based on 122,479,210 shares of common stock outstanding on the Record Date. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Infinera Corporation, 140 Caspian Court, Sunnyvale, California 94089.

Name of Beneficial Owner	Common Shares Currently Held	Common Shares That May Be Acquired Within 60 Days of the Record Date(1)	Total Beneficial Ownership	Percent Beneficially Owned
5% or More Stockholders
FMR LLC(2)	15,537,262	—	15,537,262	12.7%
BlackRock, Inc.(3)	7,054,990	—	7,054,990	5.8%
The Vanguard Group(4)	6,742,557	—	6,742,557	5.5%
Platinum Investment Management Limited(5)	2,272,039	—	2,272,039	1.9%
Named Executive Officers and Directors
Thomas J. Fallon(6)	974,333	1,100,032	2,074,365	1.7%
Ita M. Brennan(7)	102,687	202,063	304,750	*
Brad D. Feller(8)	—	—	—	*
David F. Welch, Ph.D.(9)	2,166,854	889,556	3,056,410	2.5%
Robert J. Jandro	—	—	—	*
Alastair A. Short	—	—	—	*
Kenneth A. Goldman(10)	74,007	38,333	112,340	*
Kambiz Y. Hooshmand	35,234	127,833	163,067	*
Philip J. Koen(11)	35,817	132,933	168,750	*
Dan Maydan, Ph.D.(12)	68,400	38,333	106,733	*
Paul J. Milbury	29,734	90,933	120,667	*
Carl Redfield(13)	155,668	170,433	326,101	*
Mark A. Wegleitner	20,634	113,333	133,967	*

All current named executive officers and directors as a group (12 persons)	3,560,681	2,701,719	6,262,400	5.0%

*	Less than 1% of the outstanding shares of common stock.
(1)

Includes shares represented by vested, unexercised stock options as of the Record Date and stock options, RSUs or other rights that are expected to vest within 60 days as of the Record Date. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the stock options or RSUs, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)

According to a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC (“FMR”) and Edward C. Johnson III, 14,297,888 of such shares are beneficially owned by Fidelity Management & Research Company (“Fidelity”) a registered investment advisor to various investment companies (“Fidelity Funds”), 1,155,948 of such shares are beneficially owned by Fidelity SelectCo, LLC (“SelectCo”) a registered investment advisor to various investment companies (“SelectCo Funds”), 1,326 of such shares are beneficially owned by Strategic Advisors, Inc. (“SA”) and 82,100 of such shares are beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”). Each of Fidelity, SelectCo, SA and PGATC are wholly-

owned subsidiaries of FMR. Mr. Johnson, Chairman of FMR, and FMR (through its control of Fidelity, SelectCo, SA and PGATC) each has sole voting power with respect to 84,826 shares and sole dispositive power with respect to all reported shares. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity Funds or SelectCo Funds, which power resides with the Board of Trustees of such funds. The address of Fidelity, FMR and Mr. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109. The address of SelectCo is 1225 17th Street, Suite 1100, Denver, Colorado 80202. The address of SA is 245 Summer Street, Boston, Massachusetts 02210. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island 02917.
(3)

According to a Schedule 13G/A filed with the SEC on January 29, 2014 by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of 7,054,990 and has sole voting power with respect to 6,690,801 shares and sole dispositive power with respect to 7,054,990 shares. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(4)

According to a Schedule 13G/A filed with the SEC on February 11, 2014 by The Vanguard Group (“Vanguard”). Vanguard is the beneficial owner of 6,742,557 and has sole voting power with respect to 163,047 shares, sole dispositive power with respect to 6,584,910 shares and shared dispositive power with respect to 157,647 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

According to a Schedule 13G filed with the SEC on February 13, 2014 by Platinum Investment Management Limited (“Platinum”). Platinum is the beneficial owner of 2,272,039 shares and has sole voting power with respect to 2,272,039 shares and sole dispositive power with respect to all voting shares. The address of Platinum is Level 8, 7 Macquarie Place, Sydney, Australia NSW 2000.

(6)

Consists of (i) 930,719 shares held by the Fallon Family Revocable Trust dated 9/7/94; and (ii) 43,614 shares held by Mr. Fallon as trustee for his minor children. Mr. Fallon disclaims beneficial ownership of the shares held in trust for his minor children.

(7)	Ms. Brennan resigned as CFO effective February 28, 2014.
(8)	Mr. Feller was appointed as CFO effective March 1, 2014.
(9)

Consists of (i) 14,132 shares held by Dr. Welch; (ii) 336,979 shares held by the Welch Family Trust dated 4/3/96; (iii) 759,493 shares held by LRFA, LLC, a limited liability company of which Dr. Welch is the sole managing member; (iv) 500,000 shares held by Welch Group, L.P., a limited partnership of which Dr. Welch is the general partner; (v) 553,750 shares held by SEI Private Trust Company, Trustee of the Welch Family Heritage Trust I u/l dated 9/24/01; and (vi) 2,500 shares held by Dr. Welch as trustee for his minor children. Dr. Welch disclaims beneficial ownership of the shares held in trust for his minor children.

(10)	Consists of (i) 37,234 shares held by Mr. Goldman; (ii) 3,051 shares held by the Goldman-Valeriote Family Trust u/a/d 11/15/95; and (iii) 33,722 shares held by G.V. Partners, L.P.
(11)	Consists of (i) 583 shares held by Mr. Koen; and (ii) 35,234 shares held by the Koen Family Trust dated 11/3/10.
(12)	Consists of (i) 54,597 shares held by Dan Maydan, TTEE, Maydan Marital Share One UAD 5/6/00; and (ii) 13,803 shares held by Dan Maydan, TTEE, Dan Maydan 1981 Trust Marital Share 1 U/A DTD 3/26/81.
(13)	Consists of (i) 39,562 shares held by Mr. Redfield; and (ii) 116,106 shares held by the Carl Redfield Trust 2000 dated 10/18/00.

RISK ASSESSMENT OF COMPENSATION PRACTICES

During fiscal 2013, at the request of the Compensation Committee, a review of the risks associated with our organization-wide compensation policies and practices was conducted. This review was conducted by Compensia with input from our legal, finance and human resources departments. This assessment included:

•	A review of the policies and practices relating to the components of our compensation programs and arrangements;

•	A review of incentive-based cash and equity compensation plans and arrangements;

•

The identification of compensation design features that could potentially encourage excessive or imprudent risk taking, and identification of business risks that these features could potentially encourage; and

•	Consideration of the presence or absence of controls, policies or other factors that mitigate potential risks.

Although all compensation programs were considered, particular attention was paid to incentive-based plans and arrangements involving variable payouts, where an employee might be able to influence payout factors and compensation plans and arrangements involving our executive team. In substantially all cases, these compensation plans and arrangements are centrally designed and administered and, excluding sales incentive compensation, are substantially identical across function and geography. Incentive compensation was found to be based on a blend of financial and operational objectives, which allows us to avoid an over-emphasis on shorter-term financial goals. In addition, the financial and operational objectives used to determine the performance measures for our incentive-based compensation plans and arrangements were found to be substantially derived from our annual operating plan, which is approved by the Board.

In addition, the assessment considered the controls and other mitigating factors that serve to offset elements of our compensation policies and practices that may introduce or encourage risk-taking, including:

•

Oversight of major incentive compensation plans and arrangements and decision-making by the Compensation Committee, which, in most cases, retains the ability to adjust elements of incentive compensation in its discretion;

•

Internal controls over financial reporting and compensation practices regularly reviewed and/or tested by internal auditors and subject to testing as part of the annual independent integrated audit by our external auditors;

•	Audit Committee oversight and review of financial results and non-GAAP adjustments used in certain components of incentive compensation;

•	The existence of, and training relating to, corporate standards of business conduct and ethics;

•	Substantial alignment of compensation of and benefits for executive and non-executive, salaried employees;

•

A clawback policy pursuant to which the Compensation Committee has a one-year look-back provision and provides the authority to recoup up to 100% of any incentive compensation that resulted from a material misstatement of financial results; and

•	Stock ownership guidelines applicable to our Section 16 Officers to align their interests with those of our stockholders.

Compensia’s review concluded that the risks associated with our compensation policies and practices were being effectively managed by Infinera. Based on this review, as well as our assessment of the factors described above, we have determined that the risks associated with our compensation policies and practices are not reasonably likely to result in a material adverse effect. This risk assessment was presented to and reviewed by the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information related to the fiscal 2013 compensation program and related decisions for the NEOs identified below. For fiscal 2013, these individuals were:

•	Thomas J. Fallon, our CEO;

•	David F. Welch, Ph.D., our President;

•	Ita M. Brennan, our former CFO;

•	Robert J. Jandro, our Senior Vice President, Worldwide Sales; and

•	Alastair A. Short, our Senior Vice President and General Counsel.

Fiscal 2013 Management Changes. In June 2013, Dr. Welch was appointed President and Mr. Fallon transitioned from President and CEO to CEO. Prior to his promotion, Dr. Welch was our Executive Vice President, Chief Strategy Officer. We hired Mr. Jandro in May 2013 and Mr. Short in September 2013.

Fiscal 2014 Management Change. Ms. Brennan terminated her employment with us in February 2014. In March 2014, Brad D. Feller was appointed as our CFO.

Executive Summary

Our executive compensation program is designed to balance near-term results with long-term success and to continue to encourage employees to build value through innovation and execution. To fulfill this mission, we have a “pay-for-performance” compensation philosophy that forms the foundation for all decisions regarding executive compensation made by our management team and the Compensation Committee.

Fiscal 2013 Business Highlights

Our financial results for fiscal 2013 demonstrate strong market acceptance of our Intelligent Transport Network and the DTN-X platform. Revenues grew 24% compared to fiscal 2012, significantly faster than the overall dense wavelength division multiplexing market, and on a non-GAAP basis we went from an operating loss in fiscal 2012 to show operating income in fiscal 2013. Since the introduction of the DTN-X platform in mid-2012, management has worked diligently to gain market traction and this has resulted in purchase commitments for the DTN-X platform from 42 customers, representing a cross section of markets including Tier 1 carriers, cable operators, Internet content providers and bandwidth wholesalers. We also continued to sell the ATN and DTN platforms as customers leveraged the full Infinera product portfolio to best meet their needs. Overall we continue to see positive support from the market for our key products.

We also experienced improved gross margins in fiscal 2013 and generated positive operating cash flow as management has successfully implemented cost optimization initiatives on the DTN-X platform and tightly managed operating expenses driving improved profitability but also allowing continued investment in new and enhanced technologies. All-in-all we demonstrated much improved financial performance on a year-over-year basis, which resulted in higher levels of performance-based compensation for our NEOs. As used in this Proxy Statement, GAAP refers to U.S. generally accepted accounting principles.

Fiscal 2013 Executive Compensation Highlights

Our executive compensation program for fiscal 2013 reflects our pay-for-performance compensation philosophy and the continued strong alignment of the interests of our executive officers with those of our stockholders. Highlights of our executive compensation program for fiscal 2013 included:

•	The majority of our CEO’s fiscal 2013 target total compensation was in equity.

•

69% of our CEO’s target total compensation was in equity, which links our CEO’s compensation directly to the value of our common stock. In fiscal 2013, our CEO received a PSU award (as summarized below) for 170,000 shares of our common stock and a RSU award for 113,000 shares of our common stock. Target total compensation consists of base salary, target cash incentive opportunity and target equity incentive compensation.

•	The majority of our CEO’s fiscal 2013 equity awards and target total compensation were at risk.

•	59% of our CEO’s target total compensation was completely at risk based on our performance against measurable performance objectives (includes target bonus and PSU awards).

•

61% of our CEO’s equity compensation opportunity was PSU awards. The PSU awards were 100% subject to risk of forfeiture based on our relative TSR performance over three performance periods against the Telecomm Index. Key details of our CEO’s pay opportunities for fiscal 2013 are summarized below.

•

Our fiscal 2013 PSU awards included rigorous performance features. To support our pay-for-performance philosophy and further emphasize the importance of creating long-term stockholder value, our fiscal 2013 PSU awards are 100% at risk based on our relative TSR performance and contain several features we consider to be best practices:

•

Sustained performance requirement. To earn the maximum amount of PSU awards (150% of target), our TSR must exceed that of the Telecomm Index by 25 points or more as calculated on each of the three separate measurement points (coinciding with the end of our fiscal 2013, 2014 and 2015).

•

Steeper downside slope. Our PSU awards are reduced twice as fast if our TSR underperforms the Telecomm Index (4-to-1 downside) than they are increased if our TSR outperforms the Telecomm Index (2-to-1 upside). For example, if we underperform the Telecomm Index by 10 points of TSR, 60% of the target PSU awards would be earned. If we outperform the Telecomm Index by 10 points of TSR, 120% of the target PSU awards would be earned.

•

Additional award cap. Regardless of our performance vs. the Telecomm Index, our PSU awards are capped at 50% of target for any period in which our TSR is negative. Therefore, even if we significantly outperform the Telecomm Index in challenging market conditions, our PSU award design provides only modest rewards unless incremental stockholder value is created.

•

Our fiscal 2013 payouts reflect our pay-for-performance philosophy. Our executive compensation program strives to align compensation outcomes for our NEOs with performance against measurable objectives. In fiscal 2013, the key metrics that were measured under our incentive plans included revenue and non-GAAP operating income (loss) under the 2013 Bonus Plan and relative TSR performance for our PSU awards. In fiscal 2013, our performance exceeded the target levels for all of the financial metrics, which resulted in above target bonus payments for our CEO and other participating NEOs. This was in contrast to fiscal 2011 and fiscal 2012 when we fell short of our financial targets and, for example, our CEO received either no bonus (fiscal 2011) or just 5% of his target bonus (fiscal 2012). During fiscal 2013, our TSR exceeded that of the Telecomm Index by 33 points as measured under the PSU award program. This resulted in our participating NEOs earning 150% of their target number of PSU shares for the initial performance period.

Governance of Executive Compensation

Further, our executive compensation program reflects our core executive compensation governance principles and practices, including:

•	Executive Clawback Policy. We have implemented an executive clawback policy that applies to our Section 16 Officers relating to reimbursement of incentive compensation under specified circumstances.

•	Anti-Hedging Policy. Our insider trading policy prohibits all employees, including our NEOs, from hedging their Infinera common stock.

•	Fully Independent Compensation Committee. Our executive compensation programs are reviewed and established annually by the Compensation Committee, which consists solely of independent directors.

•

Stock Ownership Policy. Our Section 16 Officers and Board members are subject to minimum stock ownership requirements as described below in the section entitled “Compensation Discussion and Analysis—Stock Ownership Policy.”

•	No Guaranteed Bonuses or Tax Gross-Ups. We do not have guaranteed bonuses or any arrangements providing for tax “gross-ups” of any compensation elements with any of our executive officers.

•

“Double-trigger” Change of Control Benefits. Our change of control agreements are “double trigger” arrangements that require a termination without cause or a constructive termination of employment following a change of control of Infinera before benefits are triggered.

•

Annual Compensation Risk Assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether our compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Infinera (as set forth in the section entitled “Risk Assessment of Compensation Practices” above).

•

No Excessive Perquisites. Our executive officers are only eligible to receive the same benefits and perquisites as our other salaried employees, which includes participation in the 2007 ESPP and 401(k) plan.

•

Independent Compensation Consultant Reporting Directly to Compensation Committee. The Compensation Committee relies upon input from an independent compensation consultant that is retained directly by the Compensation Committee.

Advisory Vote on Fiscal 2012 Named Executive Officer Compensation —“Say-on-Pay” Vote

In calendar 2013, we provided stockholders with the opportunity to cast a Say-on-Pay vote on the compensation of our NEOs for fiscal 2012. It is important to note that at the time our 2013 Annual Meeting of Stockholders occurred, the Compensation Committee had already determined target cash compensation levels and granted RSU awards and PSU awards to our NEOs for fiscal 2013. Our stockholders overwhelmingly approved our Say-on-Pay vote that occurred in calendar 2013 for fiscal 2012 NEO compensation, with over 97% of votes cast voting in favor of our say-on-pay proposal. As we continued to evaluate our compensation practices for and during fiscal 2013, we remained mindful of the lower level of support we received for our Say-on-Pay vote in calendar 2012 for fiscal 2011 NEO compensation, the shareholder feedback received after that vote, and the much stronger support our stockholders expressed for the fiscal 2012 executive compensation program. Accordingly, for fiscal 2013, we retained our general approach to our executive compensation program, with a continued emphasis on rewarding our executive officers through compensation if they deliver value for our stockholders. For fiscal 2013, we continued to explore ways to enhance and improve our executive compensation program. The Compensation Committee has considered and will continue to consider input from stockholders, as well as the outcome of our annual Say-on-Pay vote, when making executive compensation program decisions.

Overview of Executive Compensation Program

Compensation Objectives and Philosophy

Our executive compensation program is designed to attract and retain talented executive officers and to motivate them to pursue our corporate objectives, while encouraging the creation of long-term value for our stockholders. To achieve this mission, we have a pay-for-performance philosophy that forms the foundation for all decisions regarding the design of our executive compensation programs. The Compensation Committee also designs the various components of our executive compensation program to support our company culture (i.e., lack of executive perquisites and increasing levels of at risk pay for more senior employees).

Participants in Compensation-Setting Process

Role and Authority of Compensation Committee. The Compensation Committee has oversight of our compensation plans, policies and programs. The Compensation Committee has the responsibility of reviewing and approving the compensation of each of our executive officers, including the NEOs. In addition, the Compensation Committee also reviews, approves and administers our material compensation, equity and employee benefit plans and programs, which are generally available to our employees, including the NEOs. The Compensation Committee also has the authority to engage its own advisors to assist it in carrying out its responsibilities.

Role of Compensation Consultant. During fiscal 2013, the Compensation Committee engaged the services of Compensia. Compensia provided the Compensation Committee with analysis and data regarding our NEO compensation relative to external market benchmarks, information on compensation trends, peer group and general market data, incentive plan design and considerations for structuring our executive compensation programs. The Compensation Committee selected Compensia and they reported directly to the Compensation Committee. Compensia interacted with management at the direction of the Compensation Committee but did not provide any other services for Infinera or its management team in fiscal 2013. Compensia’s fees were paid by Infinera. The Compensation Committee annually reviews the independence of its compensation consultant and during 2013, determined that Compensia’s work did not raise any conflicts of interest.

Role of Executive Officers (CEO Compensation). Our compensation consultant and our Vice President of Human Resources provide market data and considerations for the Compensation Committee to evaluate in relation to the amount and form of our CEO’s compensation. As part of this process, the Compensation Committee considers input from the Board and feedback from the Chairman of the Board in particular. The Compensation Committee considers, but is in no way bound by, any feedback or recommendations it receives and all decisions regarding our CEO’s compensation are made by the Compensation Committee or by the Board in an executive session that excludes our CEO.

Role of Executive Officers (non-CEO Compensation). In connection with his close working relationship with each of the other NEOs, our CEO is asked by the Compensation Committee to provide his assessment of the performance of each of the other NEOs. Our CEO is assisted by our Vice President of Human Resources in making these assessments. Our CEO then presents his performance assessment and makes formal recommendations to the Compensation Committee regarding adjustments to base salary, annual cash incentive award opportunities and equity awards for our (non-CEO) executives. The Compensation Committee considers, but is in no way bound by, the recommendations made by our CEO in determining compensation for the other NEOs. None of the NEOs makes any recommendations regarding his or her own compensation and, with the exception of our General Counsel, in his role as secretary of the meeting, none of the executive officers is present at meetings in which his or her compensation is determined.

Key Elements of Executive Compensation

We provide base salaries to attract, retain and motivate our executive officers for their day-to-day contributions, annual incentive cash compensation to link payments to the achievement of our financial and/or operational performance, and long-term equity-based incentive compensation to align the interests of our executive officers with that of our stockholders and provide significant motivational and retention value to our executive officers. These are the key elements of our executive compensation program. We believe each is necessary to attract, retain and motivate our executive officers, on whom our success largely depends. In addition to these key elements, we also provide employee benefits that are generally available to all our employees including our NEOs, and certain severance and “double-trigger” change of control payments and benefits as part of our executive compensation program as described further below.

Allocation of Compensation Across Pay Elements

In determining how we allocate an NEO’s total compensation package among these various components, we seek to remain market competitive while emphasizing compensation elements that reward performance against measures that we believe correlate closely with increases in long-term stockholder value, consistent with our pay-for-performance philosophy. Equity awards, which for fiscal 2013 consisted of RSU awards and PSU awards, represent a large component of our NEOs’ total compensation in order to encourage sustained, long-term performance and ensure alignment of our NEOs with our stockholders. Consistent with our emphasis on pay-for-performance a significant portion of our NEO’s fiscal 2013 target total compensation was completely at-risk, including 59% of our CEO’s total target compensation. We believe this emphasis on stock and variable compensation is appropriate because our NEOs have the greatest influence on our performance over time.

The following charts show our mix of target total compensation for fiscal 2013 for our CEO and other NEOs:

(1)

The average fiscal 2013 mix of pay for our NEOs other than our CEO excludes compensation for Messrs. Jandro and Short, who were hired during the year, and a one-time RSU award granted to Dr. Welch in connection with his appointment as our President during fiscal 2013.

Peer Group and Survey Data

Determination of Peer Group and Considerations of Peer Group and Market Data. In making compensation decisions for our executive officers, the Compensation Committee compares the direct elements of compensation against a peer group of companies. Typically, this group of peer companies is reviewed annually and updated by the Compensation Committee as necessary to take into account changes in both our business and the businesses of the peer group companies. In preparation for evaluating fiscal 2013 compensation for our NEOs, in September 2012, the Compensation Committee reviewed and updated the compensation peer group, based on selection criteria including:

•	Industry: companies in the communications equipment or related industry segments;

•	Annual Revenue: $200 million to $800 million;

•	Market Capitalization: $200 million to $2 billion; and

•	Number of Employees: 600 to 2,400.

In addition to these factors, the Compensation Committee considered each potential peer company’s revenue growth rates, primary location and whether the potential peer company included Infinera in its compensation peer group. The Compensation Committee also considered whether a potential peer was included as a peer company in recent evaluations by outside advisory groups. Given the limited number of companies directly comparable to us from a business perspective and the wide range of factors under consideration, not all peer companies satisfy all of the selection criteria.

The compensation peer group established for setting compensation at the beginning of fiscal 2013 consisted of 19 companies. The fiscal 2012 compensation peer group was used as the foundation for this group, but two companies were removed and four companies were added. The two companies removed were Blue Coat Systems, which was acquired by Thoma Bravo, and Opnext, which merged with Oclaro, during 2012. Each of Extreme Networks, ShoreTel, Sonus Networks, and Symmetricom were added based on meeting one or more of the selection criteria set identified above. For initial compensation decisions related to fiscal 2013, the compensation peer group thus consisted of the following companies:

ADTRAN, Inc.	Ixia
Arris Group, Inc.	NeoPhotonics Corporation
Calix, Inc.	NETGEAR, Inc.
Ciena Corporation	Oclaro, Inc.
Coherent, Inc.	ShoreTel, Inc.
Emulex Corporation	Sonus Networks, Inc.
Extreme Networks, Inc.	Symmetricom, Inc.
Finisar Corporation	Unwired Planet, Inc. (formerly Openwave Systems)
Harmonic Inc.	ViaSat, Inc.
IPG Photonics Corporation

At the time of the Compensation Committee’s assessment of the compensation peer group, our positioning against the compensation peer group ranged from the 43rd to the 52nd percentile on the primary quantitative selection criteria (i.e., revenue, market capitalization and employee headcount).

In May 2013, the Compensation Committee again reviewed the compensation peer group based on updated information provided by Compensia, in generally the same manner as described above. As a result of this review, the compensation peer group was updated to remove Arris Group, Oclaro and Unwired Planet and to add Aruba Networks, InterDigital and Riverbed Technology. The changes were made because the Compensation Committee believed the three new companies identified were stronger fits across the targeted selection criteria. At the time of the May 2013 update, our positioning against the peer group ranged from the 34th to the 50th percentile on the primary quantitative selection criteria (i.e., revenue, market capitalization and employee headcount).

Data collected from this revised compensation peer group was reviewed in connection with evaluating potential adjustments to Dr. Welch’s compensation prior to his appointment as our President, and in connection with determining Mr. Short’s initial compensation in connection with his appointment as our Senior Vice President and General Counsel in September 2013.

Given that not all of the peer companies report data for a position comparable to each of our NEOs, the Compensation Committee also reviewed data derived from Radford’s Global Technology Survey for high technology companies with annual revenues between $200 million and $1 billion. Where both data points were available, the Compensation Committee reviewed market data that was blended from the compensation peer group and the survey. In this discussion, where we refer to “market” levels of pay and the “market group,” we are referring to the combined compensation peer group and survey data described above that were then in effect and applicable to the NEO.

Use of Market Data

In fiscal 2012, the Compensation Committee had relied heavily on market data, and used the data to set base salary and target total cash compensation generally at below the market median, while long-term incentive compensation was targeted generally at above the market median. Initially in fiscal 2013, a similar approach was used. However, fiscal 2013 ultimately became a transitional year, as the Compensation Committee decided to take a more holistic and flexible approach in its evaluation of market data for our NEOs. The Compensation Committee continued to review market data, but several factors resulted in the Compensation Committee’s decision to move away from using an approach that exclusively targeted a specific percentile for executive team compensation elements. These considerations included:

•

Recruitment, retention and historical factors. Historically, several of our longer-tenured executives have received base salaries significantly below market levels and have received variable compensation opportunities that were at or above market levels. During fiscal 2013, several of our senior executive officers departed. In connection with the hiring of their replacements, it became apparent that using a formulaic application of percentiles across the executive team would limit our flexibility in these circumstances.

•

Lack of directly comparable benchmark data for some of our key roles. Compensation details for some of our key positions (i.e., Executive Vice President, Strategy and President) are often not reported by companies in our compensation peer group. This results in limited sample sizes and/or inconclusive data that can be misleading if targeting a specific percentile for market positioning.

•

Market positioning may be distorted by the source of the data. Certain elements of compensation reported from the survey were consistently lower than the data collected from the compensation peer group, where available. Since the market data for some of our NEOs was survey data as a result of a lack of matches in the compensation peer group, targeting pay levels at specific percentiles of this data would have resulted in outcomes that did not align with the internal value of various roles at Infinera.

•

Desire to account for other factors not captured in the market data. As outlined below, the Compensation Committee also considered the relative influence of a wide range of other factors that were not reflected in the market data.

Other Relevant Factors

In addition to the market data, and in light of the limitations identified with using market data percentiles as the determinative factor in compensation decisions, the Compensation Committee considers a range of subjective and qualitative factors when making compensation decisions, including:

•	The role the executive officer plays and the importance of such individual to our business strategy and objectives;

•	Each executive officer’s tenure, skills and experience;

•	The responsibilities and particular nature of the functions performed or managed by the executive officer;

•	Our CEO’s recommendations and his assessment of the executive officer’s performance (other than his own performance);

•	The value of unvested equity grants held by for each executive officer and in comparison to other members of our executive team and senior employees;

•	The financial impact of our compensation decisions on key financial and other metrics such as our equity award burn-rate;

•	Internal pay equity across the executive team; and

•

Competitive labor market pressures and the likely cost, difficulty and impact on our business and strategic objectives that would be encountered in recruiting a replacement for the role filled by each of our executive officers.

The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the market data. Instead, the Compensation Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each individual and makes compensation decisions accordingly.

With respect to determining fiscal 2013 executive compensation, in addition to any specific factors or assessment of compensation peer group and market data in determining each element of compensation for the NEOs, the Compensation Committee broadly considered the following factors:

•

Mr. Fallon has served as our CEO since January 2010 and as a member of the Board since July 2009. He also served as our President from January 2010 through June 2013. The Compensation Committee believes that Mr. Fallon has demonstrated considerable leadership and strategic direction in managing Infinera and our executive team during his time as CEO. In addition, the Compensation Committee believes that Mr. Fallon has provided Infinera with significant institutional and industry knowledge, as well as key oversight of corporate strategy and management development. The Compensation Committee also considered that elements of Mr. Fallon’s compensation, including his base salary, were significantly below the market. In fiscal 2013, the Compensation Committee increased Mr. Fallon’s base salary (as discussed below), consistent with its desire to gradually increase Mr. Fallon’s target total cash compensation closer to market median. Even so, Mr. Fallon’s base salary and target total cash compensation remained below the 25th percentile of the market group, and long-term incentive compensation was at the median.

•

Ms. Brennan assumed the role of CFO in June 2010 and remained with us through February 2014. The Compensation Committee believed that Ms. Brennan demonstrated strong performance during her tenure as CFO. In addition to her significant responsibilities in interacting with the financial community, the Board and our Audit Committee, the Compensation Committee determined that Ms. Brennan effectively supervised and managed a number of functions, including the financial, accounting, and internal audit organizations. The Compensation Committee also weighed retention objectives in setting Ms. Brennan’s compensation for fiscal 2013. For fiscal 2013, Ms. Brennan’s base salary was increased from a level that was below the 25th percentile to $325,000, which approximated the 40th percentile of the market group, her target total cash compensation was increased to approximate the median, and her long-term incentive compensation approximated the 75th percentile, which generally reflected the desire of the Compensation Committee to target total direct compensation at or around the median.

•

Dr. Welch is a co-founder of Infinera, has served as our President since June 2013, and has served as a member of the Board since October 2010. The Compensation Committee believed that Dr. Welch has added significant value in supervising and managing our product marketing, corporate marketing, business development, network strategy, product line management, product architecture and network systems analysis organizations. In particular, his experience, knowledge and deep technical understanding of the optical network industry enabled Dr. Welch, among other things, to successfully align our product development initiatives with our marketing and sales strategies. For fiscal 2013, Dr. Welch’s compensation as Executive Vice President, Chief Strategy Officer (prior to him being appointed President) included base salary at approximately the 60th percentile of the market group, target total cash compensation at above the 75th percentile, and long-term incentive compensation at the 75th percentile, reflecting the Compensation Committee’s recognition of his skills and roles as well as its desire to address retention.

Upon Dr. Welch’s promotion to President in June 2013, the Compensation Committee reviewed his compensation and made certain adjustments, which consisted of an increase to his base salary and the grant of an additional time-based RSU award (as discussed below in the section entitled “Long-Term Equity-Based Incentive Compensation—2013 Promotion-based Award”). In making these adjustments, the Compensation Committee recognized that Dr. Welch’s new position filled a unique role in the market as well as at Infinera, and that the market data likely was less precise than desired. In particular, the peer data had very few data points, resulting in a substantial divergence from the survey data. At the time of his promotional award, the Compensation Committee reviewed updated market group data but did not benchmark to any particular percentile or range. Instead, along with the market group data, the Compensation Committee considered factors such as recognition of his increased responsibilities, internal pay equity, experience, our retention objectives and his prior and expected contributions to Infinera.

•

Mr. Jandro has served as our Senior Vice President, Worldwide Sales, since May 2013. Mr. Jandro has over 25 years’ experience in the telecommunications and software industries. Since joining Infinera, Mr. Jandro has focused his team on building a strong flow of orders from current customers, as well as expending opportunities with new customers and markets. At the time of Mr. Jandro’s hire and as discussed above in the section entitled “Use of Market Data,” the Compensation Committee reviewed market group data with respect to his position. His base salary, bonus and initial equity award were determined as part of his new hire package and approved at levels that the Compensation Committee believed were necessary to recruit him to join Infinera and that were deemed to be appropriate in light of his experience.

•

Mr. Short has served as our Senior Vice President and General Counsel since September 2013. Mr. Short brings to Infinera his many years of experience as a General Counsel for technology companies, working with boards of directors and senior management. The goal with respect to his role is to continue to provide effective leadership through a cost effective, responsive and professional legal organization. At the time of Mr. Short’s hire, and as discussed above in the section entitled “Use of Market Data,” the Compensation Committee reviewed market group data with respect to his position. His base salary, bonus and initial equity award were determined as part of his new hire package and approved at levels that the Compensation Committee believed were necessary to recruit him to join Infinera and that were deemed to be appropriate in light of his experience.

2013 Cash Compensation

2013 Base Salaries

In January 2013, the Compensation Committee reviewed the base salaries for fiscal 2013 for each NEO (other than Messrs. Jandro and Short who were hired later during the year). At this time, the Compensation Committee approved an to increase Mr. Fallon and Ms. Brennan’s base salaries which were below the 25th percentile of the market group but made no adjustment to the base salary for Dr. Welch whose base salary was at the 60th percentile. In addition to market positioning, the Compensation Committee considered various other factors as discussed above, including, in particular, internal equity of NEO compensation between their various roles, as well as potential retention initiatives.

In June 2013, Dr. Welch’s base salary was increased in connection with his appointment as President.

The following table shows the annual base salary for each of our NEOs at the end of fiscal 2012 and fiscal 2013:

Name	Fiscal 2012 Annual Base Salary	Fiscal 2013 Annual Base Salary
Thomas J. Fallon	$300,000	$375,000
Ita M. Brennan	$300,000	$325,000
David F. Welch, Ph.D.(1)	$350,000	$360,000
Robert J. Jandro(2)	—	$350,000
Alastair A. Short(3)	—	$315,000

(1)

Dr. Welch was promoted to the position of President in June 2013. In connection with his promotion, his fiscal 2013 base salary was increased from $350,000 to $360,000. Prior to his appointment as President there had been no change from his fiscal 2012 base salary.

(2)	Mr. Jandro was employed by us during fiscal 2013 following his hire in May 2013. His actual fiscal 2013 base salary was prorated based on his length of service during fiscal 2013.
(3)	Mr. Short was employed by us during fiscal 2013 following his hire in September 2013. His actual fiscal 2013 base salary was prorated based on his length of service during fiscal 2013.

2013 Performance-based Incentive Cash Compensation

Target Bonuses. For fiscal 2013, the Compensation Committee reviewed the target bonus opportunities (which are expressed as a percentage of base salary) for Mr. Fallon, Dr. Welch and Ms. Brennan, but did not make any adjustments to these amounts. Each of Messrs. Jandro and Short’s target bonus opportunities were established at the time they joined us and were prorated for fiscal 2013 based on their period of employment during the year. The following table shows the target bonus opportunities (as a percentage of base salary) for each of the NEOs for fiscal 2012 and 2013:

Name	Fiscal 2012 Target Bonus (as a percentage of base salary)	Fiscal 2013 Target Bonus (as a percentage of base salary)
Thomas J. Fallon	125%	125%
Ita M. Brennan	65%	65%
David F. Welch, Ph.D.	80%	80%
Robert J. Jandro(1)	—	100%
Alastair A. Short(2)	—	50%

(1)

At the time of Mr. Jandro’s hire in May 2013, his target bonus opportunity was set at 100% of his base salary. However, given his mid-fiscal year hire, his bonus for fiscal 2013 was prorated based on his length of service during the year.

(2)

At the time of Mr. Short’s hire in September 2013, his target bonus opportunity was set at 50% of his base salary. However, given his mid-fiscal year hire, his bonus for fiscal 2013 was prorated based on his length of service during the year.

2013 Bonus Plan. In February 2013, the Compensation Committee approved the 2013 Bonus Plan and set the payout criteria for all eligible employees, including the NEOs. Bonuses under the 2013 Bonus Plan for participating NEOs were based on our performance against a mix of financial objectives (weighted at 80%) and operational objectives (weighted at 20%) as discussed below.

The NEOs were eligible to receive a midyear bonus payout for the financial objectives of the 2013 Bonus Plan based on actual performance for the first two quarters of fiscal 2013 and the projected achievement of the financial goals for the full year. These midyear payouts, if any, were capped at a half-year, 50%, portion of the NEO’s target bonus opportunity for the financial objectives portion only. The final bonus payout, if any, was based on the percentage achievement of both the financial objectives and the operational objectives and was reduced for any midyear payout.

The plan also contained an individual performance component that could adjust bonus payouts by a factor of 75% to 125%. The CEO was tasked with reviewing the individual performance of each NEO other than himself and recommending a rating for him or her to the Compensation Committee. The Compensation Committee then had sole discretion to determine any individual performance adjustments for each NEO.

Financial Objectives. The performance criteria for the 2013 Bonus Plan were approved by the Compensation Committee in January 2013. The initial financial objectives involved our revenue, non-GAAP operating income (loss) and maintenance of a minimum cash balance, and were selected to focus our NEOs on important and measurable financial metrics and to align our NEOs’ interests with those of our stockholders. The Compensation Committee believes that revenue growth is an essential component of the long-term success and viability of Infinera. In addition, the Compensation Committee determined that a focus on operating income and cash flow would serve to make generating a return for stockholders a priority. The non-GAAP measure of operating income (loss) excludes non-cash stock-based compensation expenses. For a reconciliation of GAAP and non-GAAP operating income (loss) for fiscal 2013, please see Appendix A to this Proxy Statement.

For fiscal 2013, the threshold, target and maximum levels of performance required for the financial objectives were as follows:

Financial Objectives (weighted at 80% for NEOs)	Threshold Performance		Target Performance		Stretch Performance	Maximum Performance
Revenue	$480 million		$500 million		$525 million	$550 million
Non-GAAP Operating Income (Loss)	$(15 million	)	$(10 million	)	Positive	Positive
Minimum Cash and Investment Balance	Flat vs. 2012		Flat vs. 2012		Flat vs. 2012	Flat vs. 2012
Funding as a % of Target	75%		100%		125%	150%

•	If performance attainment on any of the financial objectives was below the threshold, this would have resulted in a 0% funding level.

•

For performance attainment below target but above the threshold, the funding level was interpolated on a straight-line basis, but the interpolation would be calculated based on the performance metric with the lowest level of attainment across the various financial objectives.

•	For performance attainment above target, no interpolation would apply between target and stretch performance. For the plan to fund above 100%, all stretch financial objectives must be met.

•

For revenue performance attainment between stretch and maximum, linear interpolation on revenue performance would apply as long as operating income was positive and the minimum cash balance objective was satisfied.

•	For performance attainment above maximum, funding was capped at 200%.

Operational Objectives. The Compensation Committee also determined that focusing on specific operational objectives was important to measuring our success in fiscal 2013 and to supporting our objectives of creating long-term value for our stockholders. The Compensation Committee approved the operational objectives listed below for 2013 Bonus Plan. There was no upside attached to the operational objectives.

Operational Objectives (weighted at 20% for NEOs)	Weighting	Maximum Attainment
Minimum of three strategic wins	75%	100%
Minimum Cash Balance Flat vs. 2012	25%	100%

In May 2013, the Compensation Committee reviewed the fiscal 2013 financial and operational objectives of the 2013 Bonus Plan and determined that the objective related to maintaining or increasing our cash and investment balance as compared to the prior fiscal year was no longer appropriate. This was the result of a desire to insure we invested adequately in near-term product sales opportunities, and perhaps more importantly, considered the issuance in May 2013 of $150 million aggregate principal amount of 1.75% Convertible Senior Notes due 2018, which adequately addressed the objective of maintaining our cash and investment balance as compared to the prior fiscal year.

Consistent with our compensation philosophy of selecting appropriate performance measures to drive our business success and increase long-term stockholder value, the Compensation Committee believed that the cash and investment balance objective (which had gained a significant likelihood of being achieved for fiscal 2013) should be replaced and/or eliminated. As a result, the financial objective related to cash flow was eliminated, and the cash and investment balance operational objective was replaced with an objective based on achieving additional strategic customer “wins” during fiscal 2013. These additional strategic customer wins were considered critical to positioning Infinera for future success. These wins were weighted at 12.5% for a fourth strategic customer win and 12.5% for a fifth strategic customer win.

Actual Performance. The following table shows our actual performance with respect to each financial and operational objective under the 2013 Bonus Plan:

Performance Measures	Actual Performance
Financial Objectives (weighted at 80%)
Revenue for Fiscal 2013	$544.1 million
Non-GAAP Operating Income for Fiscal 2013	$7.8 million
Operational Objectives (weighted at 20%)
Three strategic customer wins	Achieved
Fourth strategic customer win	Achieved
Fifth strategic customer win	Achieved

Fiscal 2013 Bonuses

Midyear Bonuses. Following completion of the first half of fiscal 2013, the Compensation Committee determined that a midyear bonus payout would be made based on the forecasted achievement of at least 100% of the target levels for the two financial objectives for fiscal 2013. As a result, the Compensation Committee approved a midyear payout equal to 40% of each participating NEO’s target bonus opportunity (i.e., the NEO’s target bonus opportunity, multiplied by the 80% weighting of the financial objectives portion, and prorated for half the year).

Final Bonuses. Following the completion of 2013, upon review of the full fiscal 2013 actual financial and operational performance as compared to the pre-established target levels, the Compensation Committee approved a payout to our NEOs based on the achievement of the financial objective at 144.2% of target performance and the operational objectives at the target performance level. No adjustments were made to the payouts based on individual performance. The following table sets forth the midyear and final bonus payouts for fiscal 2013 earned by our NEOs pursuant to the 2013 Bonus Plan.

Name	Fiscal 2013 Midyear Bonus Payout(1)	Fiscal 2013 Final Bonus Payout(2)	Fiscal 2013 Total Bonus Amount
Thomas J. Fallon	$187,500	$447,750	$635,250
Ita M. Brennan	$84,500	$201,786	$286,286
David F. Welch, Ph.D.	$115,200	$275,098	$390,298
Robert J. Jandro(3)	—	$280,162	$280,162
Alastair A. Short(3)	—	$65,089	$65,089

(1)	Midyear bonuses were paid in August 2013.
(2)	Final bonuses were paid in March 2014.
(3)	Messrs. Jandro and Short were hired mid-fiscal year. As a result, neither was eligible to receive a midyear bonus for fiscal 2013.

Long-Term Equity-Based Incentive Compensation

Under the Infinera 2007 Equity Incentive Plan (the “2007 Plan”), the Compensation Committee grants equity awards to eligible employees, including the NEOs. The Compensation Committee periodically reviews our equity award grant practices and may make adjustments and policy changes as it deems appropriate. In addition, in recent years, the Compensation Committee has moved to reduce our annual aggregate equity utilization. This has been accomplished by limiting the group of employees eligible for equity awards, by using a mix of stock options, RSU awards and PSU awards, and by reducing the size of the annual grants made to employees, including the NEOs.

The Compensation Committee believes that it is in the best interests of Infinera and our stockholders to grant performance-based equity awards to senior employees, including the NEOs. It also believes that our performance-based equity awards foster a more direct pay-for-performance culture and multi-year vesting schedules create longer-term incentives that maintain alignment of the interests of our NEOs with those of our stockholders. The NEOs are intended to benefit from these equity awards based on continued service to Infinera as well as our sustained performance over time and the ability of our NEOs to impact the results that drive stockholder value.

2013 Annual Equity Awards

For fiscal 2013, the Compensation Committee granted RSU awards and PSU awards to our employees, including our NEOs. In determining the appropriate mix of such equity awards, the Compensation Committee considered how each equity vehicle supports our compensation strategy as follows:

Type of Award	Description	Why It Is Used
Restricted Stock Units

•   Provide the opportunity to receive a specified number of shares subject to the participant’s continued employment for a specified period.

•   Typically have a three-year or four-year vesting period to encourage a long-term perspective and to encourage key employees to remain at Infinera.

• Supports retention and succession planning. • Provides a direct incentive for future performance. • Useful in recruiting new executives.

Performance-Based Restricted Stock Units

•   Provide the right to receive shares upon the achievement of pre-established performance objectives.

•   If the threshold performance level is not achieved, the entire portion of the award tied to such performance objective will be forfeited.

• Supports pay-for-performance philosophy and retention efforts. • Links compensation directly to Infinera performance in areas identified as important by the Compensation Committee.

In January 2013, the Compensation Committee granted annual equity awards for fiscal 2013 in the form of RSU awards and PSU awards to each of the then-employed NEOs. In determining the size of these annual equity awards, the Compensation Committee considered the factors outlined above in the sections entitled “Use of Market Data” and “Other Relevant Factors” with particular attention to internal equity considerations, the potential dilutive impact of equity awards and the amount and value of unvested equity awards held by each of the NEOs. In using a combination of time-based and performance-based awards, the Compensation Committee believed the plan incorporated several good corporate governance practice features that promoted close alignment of the interests of our NEOs with those of our stockholders.

The following table sets forth the annual equity awards granted to each of the then-employed NEOs in January 2013:

		PSU Awards
Name	RSUs	Target Shares	Maximum Shares
Thomas J. Fallon	113,000	170,000	255,000
Ita M. Brennan	100,000	42,000	63,000
David F. Welch, Ph.D.	60,000	75,000	112,500

RSU Awards Vesting Criteria. The RSU awards are scheduled to vest in annual installments with one-third of the underlying shares vesting on February 5 of each of 2014, 2015 and 2016, subject to each NEO’s continued service with us through each relevant vesting date.

PSU Awards Vesting Criteria. The PSU awards can be earned based on our TSR performance relative to that of the Telecomm Index. The Compensation Committee selected TSR as the performance measure for the PSU awards because it believes that our relative TSR is an important indicator of our long-term success and closely aligns the interests of our NEOs with those of our stockholders while also minimizing dilution relative to stock options. In choosing an appropriate group against which to compare our TSR, the Compensation Committee selected the Telecomm Index based on a review of its components, the relatively close correlation between our historical stock price movement and that of the Telecomm Index, as well as the relevance and importance of the telecommunications industry to our business. The Compensation Committee believed that comparing our TSR performance to that of the Telecomm Index would provide an appropriate and meaningful measure of our performance against a reasonable and objective benchmark.

Our relative TSR is measured against the Telecomm Index three times for the PSU awards granted in fiscal 2013 with one-third of each NEO’s target PSUs allocated to each of the three measurement periods. The table below outlines the performance criteria used to determine the percentage of the fiscal 2013 PSU awards that would be earned by our NEOs for various levels of TSR performance relative to the Telecomm Index for each period.

	Minimum	Target	Maximum
INFN TSR vs. Index	-25 points	Match	+ 25 points
Payment as % of Target	0%	100%	150%
Slope	4 to 1	—	2 to 1

As shown above, for each point of positive TSR we deliver above the TSR for the Telecomm Index, the target award increases by 2% up to a maximum of 150% of target. For each point of TSR we deliver below the TSR for the Telecomm Index, the target award decreases by 4% and can be reduced to 0% of target.

For purposes of calculating TSR performance for Infinera and the Telecomm Index under the PSU awards, the baseline value for our relative TSR calculations is the 60-day average closing price of our common stock and the index leading up to January 30, 2013, which was the grant date of the awards. TSR for Infinera and the Telecomm Index is then calculated by comparing the average closing price of our common stock and the Telecomm Index to this baseline value for the final 60 days of our fiscal 2013, 2014 and 2015.

Notwithstanding our TSR performance relative to the Telecomm Index, if our TSR is negative for any performance period, the payout will be capped at 50% of the target number of PSUs allocated to that period. PSU awards will be forfeited upon failure to achieve the TSR threshold for the relevant period, with the exception that if any shares allocated to the first and second performance periods would have otherwise vested but for the 50% cap imposed by a negative TSR for that period, then with respect to the first performance period, those shares may vest based on TSR performance for the second period criteria, or with respect to the second period, those shares may vest based on TSR performance for the third period, respectively, provided in each case that for the applicable subsequent period, our TSR is positive and achieved at or above 100% of target.

PSU Results. For the initial performance period ended December 28, 2013, our TSR performance exceeded the TSR performance of the Telecomm Index by 33 points (17%). As a result, 150% of the number of target shares subject to the PSU awards allocated to the initial performance period vested and were earned, as shown in the table below:

	PSU Summary for Initial Performance Period
Name	Target Number of PSUs	Actual Number of PSUs Vested
Thomas J. Fallon	56,667	85,000
Ita M. Brennan	14,000	21,000
David F. Welch, Ph.D.	25,000	37,500

2013 Promotion-based Award

David F. Welch. In connection with his appointment as our President in June 2013, Dr. Welch received a one-time award of 48,000 RSUs, with 25% of the award scheduled to vest based on his continued service through the applicable date in August of each of 2014, 2015, 2016 and 2017, respectively. This award was intended to recognize Dr. Welch for the additional responsibilities that he assumed in his new role and to satisfy our retention objectives with respect to his continued employment.

2013 New Hire Awards

Robert J. Jandro. In connection with his hire in May 2013, Mr. Jandro received an award of 120,000 RSUs with 25% of the award scheduled to vest based on his continued service through the applicable date in August of each of 2014, 2015, 2016 and 2017, respectively. The size of this equity award was determined as part of his new hire package and approved at the level that the Compensation Committee believed was necessary to recruit him to join Infinera.

Alastair A. Short. In connection with his hire in September 2013, Mr. Short received an award of 92,727 RSUs with 25% of the shares scheduled to vest based on his continued service through the applicable date in November of each of 2014, 2015, 2016 and 2017, respectively. The size of this equity award was determined as part of his new hire package and approved at the level that the Compensation Committee believed was necessary to recruit him to join Infinera.

Health and Welfare Benefits and Perquisites

We provide employee benefits to all eligible employees, including our NEOs, which Infinera and the Compensation Committee believe are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental, vision, and disability benefits, a 401(k) plan, and other plans and programs, including the 2007 ESPP, made available to other eligible employees in the applicable country of residence. We do not provide any matching contributions under our 401(k) plan.

We do not provide any special plans or programs for the NEOs and we do not provide any defined benefit plans or deferred savings plans other than our 401(k) plan. Employee benefits and perquisites are reviewed periodically to ensure that benefit levels remain competitive, but are not included in the Compensation Committee’s annual determination of the total compensation for each of our NEOs.

“Double-trigger” Change of Control Benefits and Severance Policy

Change of Control Benefits

The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of Infinera and its stockholders. Accordingly, the Compensation Committee has entered into Change of Control Agreements (the “COC Agreements”) with certain vice president level officers and above, including each of the NEOs, to encourage their continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a Change of Control. The COC Agreements for Messrs. Jandro and Short were entered into in May 2013 and September 2013, respectively, upon their hire.

None of the NEOs will receive a payment or benefit under a COC Agreement unless his or her employment is terminated without “Cause,” or by him or her as a result of a “Constructive Termination” (as more fully described in the section entitled “Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability” below), within 12 months following a Change of Control transaction. The Compensation Committee believes that this “double-trigger” structure provides the correct balance between the corporate objectives described above and the potential compensation payable to each NEO upon a Change of Control. The Compensation Committee also believes that should Infinera engage in discussions or negotiations relating to a Change of Control, which the Board believes is in the best interests of our stockholders, these COC Agreements will help to ensure that our NEOs remain focused on the consummation of such potential transaction, without significant distraction or concern regarding their personal circumstances, such as continued employment.

The following terms apply with respect to our NEOs if we undergo a Change of Control and such individual is terminated without Cause or as a result of a Constructive Termination within 12 months following the Change of Control, subject to such individual entering into and not revoking a release of claims in our favor within 60 days of the termination date:

•	100% of all outstanding equity awards will vest;

•

The CEO will be paid a lump sum severance payment equal to two (2) times his annual base salary and the other NEOs will be paid a lump sum severance payment equal to one and one-half (1.5) times their annual base salary; and

•	The CEO will be reimbursed for premiums under COBRA for a period of twenty-four (24) months and the other NEOs will be reimbursed for premiums under COBRA for a period of eighteen (18) months.

Severance Policy

In addition to the Change of Control payments and benefits discussed above, the Compensation Committee has taken appropriate steps to provide competitive benefits that promote the continued attention, dedication and continuity of members of our management team, including the NEOs, and enable us to continue to recruit talented executives. Accordingly, the Compensation Committee has adopted an executive severance policy, under which severance payments and benefits will become payable if the individual is terminated by us without Cause, subject to such individual entering into and not revoking a release of claims in our favor:

•

The CEO will be paid a lump sum severance payment equal to one and one-half (1.5) times his annual base salary and the other NEOs will be paid a lump sum severance payment equal to one (1) times their annual base salary; and

•	The CEO will be reimbursed for premiums under COBRA for a period of eighteen (18) months and the other NEOs will be reimbursed for premiums under COBRA for a period of twelve (12) months.

If an NEO’s employment with Infinera is less than one year, the amount of severance payable to such individual shall be equal to the lesser of (x) the base salary paid to such individual during his or her period of employment, or (y) the severance amount set forth above.

Acceleration of Equity Awards Upon Death or Disability

In addition, all awards granted under our equity incentive plans permit accelerated vesting in the event of an employee’s death or terminal illness (with exceptions in certain circumstances). Because we do not have any other policy with respect to severance benefits in the event of an employee’s death or disability, the Compensation Committee believed that in the event of an employee’s death or terminal illness, it would be appropriate to provide the accelerated vesting of his or her RSU awards, PSU awards and stock options.

The estimated payments and benefits that would be received by each NEO in connection with a qualifying termination of employment has been estimated and is presented in the section entitled “Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability” below.

Stock Option Granting Policy

In 2007, the Compensation Committee approved a policy for the grant of equity awards. Under this policy, a Subcommittee of the Board has been delegated the authority to grant new hire, promotional and annual retention equity awards to non-executive employees pursuant to certain pre-approved guidelines. During the earlier part of fiscal 2013, the Subcommittee consisted of our CEO, Chief Legal and Administrative Officer, and Vice President of Human Resources. Following the departure of the Chief Legal and Administrative Officer, and the subsequent hiring of our Senior Vice President and General Counsel in September 2013, the Compensation Committee appointed the Senior Vice President and General Counsel to replace the Chief Legal and Administrative Officer as a member of the Subcommittee.

The Subcommittee generally meets on the first Monday of each month to approve new hire and promotional grants that are within pre-approved guidelines established by the Compensation Committee. Annual performance equity awards for such non-executive employees are also scheduled to occur as part of the monthly meetings of the Subcommittee.

The delegation to the Subcommittee does not include the authority to grant equity awards to new employees who are or are reasonably expected to become Section 16 Officers or to current Section 16 Officers. All equity award grants to Section 16 Officers, as well as grants that are outside of the pre-approved guidelines, must be made by the Compensation Committee. Annual equity awards for Section 16 Officers and the non-employee members of the Board typically are scheduled to occur during the last quarter of the current calendar year or the first quarter of the next calendar year, and are determined as discussed above in this Compensation Discussion and Analysis.

Executive Clawback Policy

We maintain an Executive Clawback Policy that applies to our Section 16 Officers and the members of the Board. Pursuant to this policy, the Compensation Committee has the authority to seek

•	repayment of any cash incentive payment;

•	cancellation of unvested, unexercised or unreleased equity incentive awards; and

•	repayment of any compensation earned on previously exercised or released equity incentive awards,

where such payments, equity incentive awards and/or compensation earned on previously exercised or released incentive payments was predicated on financial results that were augmented by fraud, embezzlement, gross negligence or deliberate disregard of applicable rules resulting in significant monetary loss, damage or injury to Infinera (the “Excess Compensation”), whether or not such activity resulted in a financial restatement. The Compensation Committee shall have sole discretion under this policy, consistent with any applicable statutory requirements, to seek reimbursement for any Excess Compensation paid or received by the Section 16 Officer or director for up to a 12 month period prior to the date of the Compensation Committee action to require reimbursement of the Excess Compensation. Further, following a restatement of our financial statements, we will recover any compensation received by the CEO and CFO that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

For purposes of this policy, Excess Compensation will be measured as the positive difference, if any, between the compensation earned by a Section 16 Officer or director and the compensation that would have been earned by Section 16 Officer or director had the fraud, embezzlement, gross negligence or deliberate disregard of applicable rules resulting in significant monetary loss, damage or injury to Infinera not occurred.

Stock Ownership Policy

The Board believes that it is important to link the interests of our NEOs to those of our stockholders. Our Stock Ownership Policy requires our Section 16 Officers (which includes each of our NEOs) to accumulate and hold a minimum number of shares of Infinera common stock within three years of the later of (i) the effective date of the guidelines or (ii) the date of appointment or promotion of the Section 16 Officer. As of the Record Date, each of our Section 16 Officers and directors has either satisfied these ownership guidelines or had time remaining to do so. The specific Infinera stock ownership requirements for our Section 16 Officers and directors as a multiple of annual base salary are as follows:

• CEO:	4x annual base salary
• President:	2x annual base salary
• CFO:	2x annual base salary
• Other NEOs:	1x annual base salary
• Non-employee Directors:	3x annual cash retainer

Shares that count towards satisfaction of this policy include: (i) shares owned outright by the Section 16 Officer or director or his or her immediate family members residing in the same household, (ii) shares held in trust for the benefit of the Section 16 Officer or director or his or her family and (iii) vested, unexercised, in-the-money option shares (the “spread” or “intrinsic value” of options). The value of a share shall be measured on the last day of the fiscal year as the greater of (i) the closing price on the date of calculation or (ii) the purchase price actually paid by the person for such share of our common stock (for the avoidance of doubt the purchase price for RSU awards, PSU awards and other similar full value awards is zero).

Anti-hedging Policy

Under our insider trading policy, we prohibit our employees, including our NEOs, from hedging the risk associated with ownership of shares of Infinera common stock and other securities.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the amount that we may deduct for compensation paid to our CEO and to certain other of our most highly compensated executive officers (other than our CFO) to $1,000,000 per person, unless such compensation is exempt from the deduction limit. An exemption from this deduction limit is available for various forms of “performance-based” compensation.

While the Compensation Committee cannot predict how the deduction limit may impact our executive compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our CEO and certain other of our most highly compensated executive officers, the Compensation Committee intends to consider tax deductibility under Internal Revenue Code Section 162(m) as a factor in its compensation decisions. However, from time to time, we may provide compensation or grant equity awards to our executive officers that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders.

We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Mark A. Wegleitner, Chairman

Dan Maydan, Ph.D.

Paul J. Milbury

Carl Redfield

EXECUTIVE COMPENSATION TABLES

The following tabular information and accompanying narratives and footnotes provide all of the compensation awarded to, earned by, or paid to the individuals who served as our principal executive officer, principal financial officer and our three other highest paid executive officers during fiscal 2013. As previously noted, we refer to these executive officers as our NEOs.

Fiscal 2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Thomas J. Fallon	2013	375,000	1,898,390	—	635,250	(2)	2,908,640
CEO	2012	300,000	2,626,800	—	18,750		2,945,550
	2011	300,000	1,218,360	2,204,842	—		3,723,202
Ita M. Brennan(3)	2013	325,000	946,920	—	286,286	(2)	1,558,206
former CFO	2012	300,000	672,240	—	9,750		981,990
	2011	300,000	283,140	589,773	—		1,172,913
David F. Welch, Ph.D.	2013	355,308	1,433,280	—	390,298	(2)	2,178,886
President	2012	350,000	1,857,880	—	28,000		2,235,880
	2011	300,000	351,780	734,947	—		1,386,727
Robert J. Jandro(4)	2013	207,338	1,303,200	—	280,162	(2)	1,790,700
Senior Vice President, Worldwide Sales	2012	—	—	—	—		—
	2011	—	—	—	—		—
Alastair A. Short(5)	2013	96,923	1,019,997	—	65,089	(2)	1,182,009
Senior Vice President and General Counsel	2012	—	—	—	—		—
	2011	—	—	—	—		—

(1)

The amounts in this column represent the aggregate grant date fair value of the listed equity awards, computed in accordance with ASC 718. See Note 2 of the notes to our consolidated financial statements contained in our 2013 Annual Report on Form 10-K filed on February 21, 2014 for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

(2)

These amounts represent annual incentive cash awards earned under our 2013 Bonus Plan and, in the case of Mr. Jandro, our Sales Incentive Compensation Plan. For additional information regarding our 2013 Bonus Plan, please see the section entitled “2013 Cash Compensation—2013 Performance-based Incentive Cash Compensation—2013 Bonus Plan” in the Compensation Discussion and Analysis above.

(3)	Ms. Brennan resigned as CFO effective February 28, 2014.
(4)	Mr. Jandro began his employment on May 10, 2013.
(5)	Mr. Short began his employment on September 9, 2013.

Fiscal 2013 Grants of Plan Based Awards Table

The following table sets forth information regarding fiscal 2013 annual cash incentive compensation and equity awards granted to our NEOs during fiscal 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Thomas J. Fallon	1/30/2013	—	—		—		—	—	—	113,000	—	—	749,190
	1/30/2013	—	—		—		0	170,000	255,000	—	—	—	1,149,200
	1/30/2013	0	468,750		937,500		—	—	—	—	—	—	—
Ita M. Brennan(4)	1/30/2013	—	—		—		—	—	—	100,000	—	—	663,000
	1/30/2013	—	—		—		0	42,000	63,000	—	—	—	283,920
	1/30/2013	0	211,250		422,500		—	—	—	—	—	—	—
David F. Welch, Ph.D.	1/30/2013	—	—		—		—	—	—	60,000	—	—	397,800
	1/30/2013	—	—		—		0	75,000	112,500	—	—	—	507,000
	1/30/2013	0	288,000		576,000		—	—	—	—	—	—	—
	6/19/2013	—	—		—		—	—	—	48,000	—	—	528,480
Robert J. Jandro	1/30/2013	0	350,000	(5)	700,000	(5)	—	—	—	—	—	—	—
	7/1/2013	—	—		—		—	—	—	120,000	—	—	1,303,200
Alastair A. Short	1/30/2013	0	157,500	(6)	315,000	(6)	—	—	—	—	—	—	—
	9/9/2013	—	—		—		—	—	—	92,727	—	—	1,019,997

(1)

Represents the potential cash payment that may be earned for fiscal 2013 under our 2013 Bonus Plan. For additional information regarding our 2013 Bonus Plan, please see the section entitled “2013 Cash Compensation—2013 Performance-based Incentive Cash Compensation—2013 Bonus Plan” in the Compensation Discussion and Analysis above.

(2)

Represents PSUs, which vest based on specific performance metrics related to our TSR as compared to the Telecomm Index for fiscal 2013, 2014 and 2015, and subject to each named executive officer’s continued service to Infinera. If the performance metrics are not met within the time limits specified in the award agreements, the PSUs will be cancelled. For additional information regarding the PSU awards granted to our named executive officers in fiscal 2013, please see the section entitled “Long-Term Equity-Based Incentive Compensation—2013 Annual Equity Awards” in the Compensation Discussion and Analysis above.

(3)	Represents the aggregate grant date fair value of each equity award computed in accordance with ASC 718.
(4)	Ms. Brennan resigned as CFO effective February 28, 2014.
(5)

At the time of Mr. Jandro’s hire in May 2013, his target bonus was set at 100% of his base salary. However, given his mid-fiscal year hire, his bonus for fiscal 2013 was prorated based on his length of service during the year.

(6)

At the time of Mr. Short’s hire in September 2013, his target bonus was set at 50% of his base salary. However, given his mid-fiscal year hire, his bonus for fiscal 2013 was prorated based on his length of service during the year.

Description of Awards Granted in Fiscal 2013

The following narrative discusses the material information necessary to understand the information in the table above. For each equity award made to our NEOs during fiscal 2013, the date the award was approved by the Compensation Committee was the same as the grant date. All RSU awards and PSU awards granted during fiscal 2013 to our NEOs were granted pursuant to the 2007 Plan.

Restricted Stock Units

On January 30, 2013, Mr. Fallon, Dr. Welch and Ms. Brennan were granted RSU awards covering the respective shares of common stock as indicated above in the Fiscal 2013 Grants of Plan Based Awards Table above. These RSU awards vest annually over three years beginning on February 5, 2013, subject to his or her continued employment with Infinera.

On June 19, 2013, Dr. Welch was granted an RSU award covering the respective shares of common stock as indicated above in the Fiscal 2013 Grants of Plan Based Awards Table above. This RSU award vests annually over four years beginning on August 5, 2013, subject to his continued employment with Infinera.

On July 1, 2013, Mr. Jandro was granted an RSU award covering the respective shares of common stock as indicated above in the Fiscal 2013 Grants of Plan Based Awards Table above. This RSU award vests annually over four years beginning on August 5, 2013, subject to his continued employment with Infinera.

On September 9, 2013, Mr. Short was granted an RSU award covering the respective shares of common stock as indicated above in the Fiscal 2013 Grants of Plan Based Awards Table above. This RSU award vests annually over four years beginning on November 5, 2014, subject to his continued employment with Infinera.

Performance-Based Restricted Stock Units

On January 30, 2013, Mr. Fallon, Dr. Welch and Ms. Brennan were granted PSU awards, as indicated above in the Fiscal 2013 Grants of Plan Based Awards Table above. The PSU awards vest at 100% of the target number of shares subject to the awards if our TSR matches the return on the Telecomm Index as measured over a period of three performance periods beginning with fiscal 2013 using a 60-day average stock price, with one-third of the award being measured in each performance period. The performance periods were set as follows: (i) for the first performance period, the start price is the 60-day average leading up to January 30, 2013, which was the grant date, and the end price is the 60-day average leading up to the last day of fiscal 2013; (ii) for the second performance period, the start price is the 60-day average leading up to January 30, 2013 and the end price is the 60-day average leading up to the last day of fiscal 2014; and (iii) for the third performance period, the start price is the 60-day average leading up to January 30, 2013 and the end price is the 60-day average leading up to the last day of fiscal 2015. For the initial performance period ended December 28, 2013, our TSR performance exceeded the TSR performance of the Telecomm Index by 33 points (17%). As a result, 150% of the number of target shares subject to the PSU awards allocated to the initial performance period vested and were earned. For additional details about these PSU awards, please see the section entitled “Long-Term Equity-Based Incentive Compensation—2013 Annual Equity Awards” in the Compensation Discussion and Analysis above.

Non-Equity Incentive Plan Awards

These amounts reflect the target and maximum annual incentive cash bonus awards payable under the 2013 Bonus Plan. Amounts actually earned under the 2013 Bonus Plan are reported in the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2013 Summary Compensation Table above. The amounts paid under the 2013 Bonus Plan vary depending on how actual performance compares to the established performance metrics set forth and more fully described in the section entitled “2013 Cash Compensation—2013 Performance-based Incentive Cash Compensation—2013 Bonus Plan” in the Compensation Discussion and Analysis section above.

Fiscal 2013 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding stock options, RSU awards and PSU awards held by each of our NEOs as of December 28, 2013. The vesting conditions for each award are set forth in the footnotes below the table.

	Stock Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Options Total Grant (#)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas J. Fallon	2/10/2009	100,000	100,000	—	(2)	7.11	2/10/2019	2/10/2011	47,333	(3)	463,390	—		—
	8/10/2009	150,000	150,000	—	(2)	7.45	8/10/2019	2/13/2012	103,333	(4)	1,011,630	—		—
	11/23/2009	75,000	75,000	—	(2)	8.19	11/23/2016	2/13/2012	—		—	87,500	(5)	856,625
	11/23/2009	5,595	5,595	—	(2)	8.19	11/23/2019	1/30/2013	113,000	(6)	1,106,270	—		—
	11/23/2009	294,405	294,405	—	(2)	8.19	11/23/2019	1/30/2013	—		—	255,000	(7)	2,496,450
	2/22/2010	29,214	29,214	—	(2)	7.61	6/6/2017
	2/22/2010	101,342	101,342	—	(2)	7.61	6/6/2017
	2/22/2010	2,817	2,699	118	(8)	7.61	2/28/2018
	2/22/2010	81,683	78,279	3,404	(8)	7.61	2/28/2018
	2/10/2011	14,286	2,631	11,655	(9)	8.58	2/10/2021
	2/10/2011	32,965	31,120	1,845	(9)	8.58	2/10/2021
	2/10/2011	30,475	30,475	—	(2)	8.58	2/10/2021
	2/10/2011	182,250	182,250	—	(2)	8.58	2/10/2021
Ita M. Brennan(10)	9/7/2006	2,344	2,344	—	(2)	2.00	9/7/2016	2/22/2010	326	(3)	3,192	—		—
	3/2/2009	50,000	50,000	—	(2)	6.71	3/2/2019	2/22/2010	465	(3)	4,552	—		—
	8/10/2009	33,000	33,000	—	(2)	7.45	8/10/2019	6/26/2010	9,375	(11)	91,781	—		—
	11/23/2009	37,500	37,500	—	(2)	8.19	11/23/2016	2/10/2011	11,000	(3)	107,690	—		—
	6/26/2010	62,226	52,851	9,375	(12)	6.90	6/26/2020	1/30/2012	42,666	(4)	417,700	—		—
	6/26/2010	12,774	12,774	—	(2)	6.90	6/26/2020	2/13/2012	—		—	13,000	(5)	127,270
	2/10/2011	65,000	61,388	3,612	(9)	8.58	2/10/2021	1/30/2013	100,000	(6)	979,000	—		—
	2/10/2011	16,250	16,250	—	(2)	8.58	2/10/2021	1/30/2013	—		—	63,000	(7)	616,770
	2/10/2011	48,750	48,750	—	(2)	8.58	2/10/2021

	Stock Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Options Total Grant (#)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
David F. Welch, Ph.D.	8/8/2006	50,000	50,000	—	(2)	2.00	8/8/2016	2/10/2011	13,666	(3)	133,790	—		—
	8/8/2006	137,500	137,500	—	(2)	2.00	8/8/2016	1/30/2012	52,666	(4)	515,600	—		—
	2/10/2009	100,000	100,000	—	(2)	7.11	2/10/2019	2/13/2012	128,250	(13)	1,255,568	—		—
	8/10/2009	150,000	150,000	—	(2)	7.45	8/10/2019	2/13/2012	—		—	16,500	(5)	161,535
	11/23/2009	75,000	75,000	—	(2)	8.19	11/23/2016	1/30/2013	60,000	(6)	587,400	—		—
	2/22/2010	29,214	29,214	—	(2)	7.61	6/6/2017	1/30/2013	—		—	112,500	(7)	1,101,375
	2/22/2010	101,342	101,342	—	(2)	7.61	6/6/2017	6/19/2013	48,000	(14)	469,920	—		—
	2/22/2010	2,817	2,699	118	(8)	7.61	2/28/2018
	2/22/2010	81,683	78,279	3,404	(8)	7.61	2/28/2018
	2/10/2011	39,465	34,965	4,500	(9)	8.58	2/10/2021
	2/10/2011	41,535	41,535	—	(2)	8.58	2/10/2021
	2/10/2011	20,250	20,250	—	(2)	8.58	2/10/2021
	2/10/2011	60,750	60,750	—	(2)	8.58	2/10/2021
Robert J. Jandro								7/1/2013	120,000	(14)	1,174,800
Alastair A. Short								9/9/2013	92,727	(15)	907,797

(1)	The closing price of our stock as of the last trading day prior to our fiscal year-end, December 27, 2013, was $9.79, which was used as the value of our common stock in the calculations.
(2)	This stock option grant is fully vested.
(3)	The remaining unvested portion of this RSU grant vests in its entirety on February 5, 2014, subject to continued employment with Infinera.
(4)	The remaining unvested portion of this RSU grant vests in its entirety on February 5, 2015, subject to continued employment with Infinera.
(5)

This PSU grant entitles the named executive officer to receive shares of common stock based on the attainment of long-term strategic objectives related to our DTN-X product and operating income levels. The PSUs vested as to 50% of the original grant upon the achievement of $100 million in recognized revenue from the DTN-X product in fiscal 2013 and the remaining 50% of the total grant (as indicated in the table above) vests upon the achievement of certain targeted operating income performance levels for fiscal 2014.

(6)	The remaining unvested portion of this RSU grant vests in its entirety on February 5, 2016, subject to continued employment with Infinera.
(7)	For a description of this PSU award, please see the section entitled “Long-Term Equity-Based Incentive Compensation—2013 Annual Equity Awards” in the Compensation Discussion and Analysis above.
(8)	The remaining unvested portion of this stock option grant vests in monthly amounts through February 5, 2014, subject to continued employment with Infinera.
(9)	The remaining unvested portion of this stock option grant vests in monthly amounts through February 10, 2014, subject to continued employment with Infinera.
(10)

Ms. Brennan resigned as CFO effective February 28, 2014. Each of her RSU awards in the table above that remained unvested on the date of her termination was cancelled and all outstanding stock options at the time of her termination ceased vesting. Pursuant to a consulting agreement with Ms. Brennan, Ms. Brennan may continue to exercise equity awards that are vested and are exercisable through August 31, 2014, unless the agreement is terminated earlier.

(11)	The remaining unvested portion of this RSU grant vests in its entirety on July 1, 2014, subject to continued employment with Infinera.
(12)	The remaining unvested portion of this stock option grant vests in monthly amounts through June 26, 2014, subject to continued employment with Infinera.
(13)	The remaining unvested portion of this RSU grant vests in its entirety on December 31, 2014, subject to continued employment with Infinera.
(14)	The remaining unvested portion of this RSU grant vests in its entirety on August 5, 2017, subject to continued employment with Infinera.
(15)	The remaining unvested portion of this RSU grant vests in its entirety on November 5, 2017, subject to continued employment with Infinera.

Fiscal 2013 Option Exercises and Stock Vested Table

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSU awards and PSU awards during fiscal 2013 by each of our NEOs.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas J. Fallon	226,024	442,346	274,000	1,875,740
Ita M. Brennan	3,125	20,063	78,682	589,669
David F. Welch, Ph.D.	—	—	94,001	635,928
Robert J. Jandro	—	—	—	—
Alastair A. Short	—	—	—	—

(1)

The value realized on the exercise date is based on the difference in the fair market value of our common stock on the exercise date and the exercise price and does not necessarily reflect the proceeds actually received by the NEO.

(2)	The value realized on vesting is based on the fair market value of our common stock on the vesting date and does not necessarily reflect the proceeds actually received by the NEO.

Estimated Payments and Benefits Upon Termination, Change of Control or Death/Disability

Change of Control Benefits

As discussed above in the “Compensation Discussion and Analysis—“Double-trigger” Change of Control and Severance Policy” section, the terms below apply with respect to our NEOs if we undergo a Change of Control transaction and the NEO is terminated without Cause or as a result of a Constructive Termination within 12 months following the transaction, subject to the NEO entering into and not revoking a release of claims in our favor within 60 days of the termination date:

•	100% of all outstanding equity awards will vest;

•

The CEO will be paid a lump sum severance payment equal to two (2) times annual base salary and the other NEOs will be paid a lump sum severance payment equal to one and one-half (1.5) times annual base salary; and

•	The CEO will be reimbursed for premiums under COBRA for a period of twenty-four (24) months and the other NEOs will be reimbursed for premiums under COBRA for a period of eighteen (18) months.

Severance Policy

As discussed above in the “Compensation Discussion and Analysis—“Double-trigger” Change of Control and Severance Policy” section, the Compensation Committee determined that Infinera shall pay severance to our NEOs in the event the NEO is terminated by Infinera, except in the event of termination following a Change of Control or for Cause. The Compensation Committee established the following terms for severance payments, subject to such individual entering into and not revoking a release of claims in our favor:

•

The CEO will be paid a lump sum severance payment equal to one and one-half (1.5) times annual base salary and the other named executive officers will be paid a lump sum severance payment equal to one (1) times annual base salary; and

•

The CEO will be reimbursed for premiums under COBRA for a period of eighteen (18) months and the other named executive officers will be reimbursed for premiums under COBRA for a period of twelve (12) months.

If a named executive officer’s employment with Infinera is less than one year, the amount of severance payable to such individual shall be equal to the lesser of (x) the base salary paid to such individual during their period of employment, or (y) the severance amount set forth above.

Death and Disability Benefits

Pursuant to our 2000 Stock Option Plan and the 2007 Plan, accelerated vesting is provided in the event of the death (with exceptions in certain circumstances) or permanent disability of an employee, including our NEOs. Accrued vacation will also be paid out in the event of the death or permanent disability of such individual. We do not currently provide any other benefits in the event of an employee’s death or permanent disability.

For purposes of these benefits, the following terms have the following meanings:

Change of Control	(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Infinera representing fifty percent (50%) or more of the total voting power represented by Infinera’s then outstanding voting securities; (ii) the consummation of the sale or disposition by Infinera of all or substantially all of Infinera’s assets; (iii) the consummation of a merger or consolidation of Infinera with any other corporation, other than a merger or consolidation which would result in the voting securities of Infinera outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Infinera or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of Infinera as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of Infinera at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Infinera).

Constructive Termination	The executive officer’s resignation as a result of, and within three (3) months following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following: (i) a material reduction in the executive officer’s job, duties or responsibilities in a manner that is substantially inconsistent with the position, duties or responsibilities held by the executive officer immediately before such reduction, (ii) a material reduction in the executive officer’s base salary (in other words, a reduction of more than five percent of executive’s base salary within the twelve-month period following a Change of Control), or (iii) a material change in the work location at which the executive officer is required to perform services for Infinera (in other words, a requirement that the executive officer relocate to a work location that is more than 50 miles from the executive’s work location in effect as of the date immediately prior to a Change in Control). The executive officer will not resign as the result of a Constructive Termination without first providing Infinera with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a cure period of thirty (30) days following the date of such notice.

Cause

(i) The executive officer’s willful failure to substantially perform his or her duties and responsibilities to Infinera or deliberate violation of a company policy; (ii) the executive officer’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to Infinera; (iii) unauthorized use or disclosure by the executive officer of any proprietary information or trade secrets of Infinera or any other party to whom the executive officer owes an obligation of nondisclosure as a result of his or her relationship with Infinera; or (iv) the executive officer’s willful breach of any of his or her obligations under any written agreement or covenant with Infinera. The determination as to whether the executive officer is being terminated for Cause will be made in good faith by Infinera and will be final and binding on the executive officer.

Estimated Payments and Benefits Table

The amount of compensation and benefits payable to each of our NEOs in the case of termination by Infinera, a termination following a Change of Control transaction, or a termination due to death or permanent disability has been estimated in the table below. The value of the outstanding equity award vesting acceleration was calculated based on the assumption that the termination event occurred on December 28, 2013. The closing price of our stock as of the last trading day of fiscal 2013, was $9.79, which was used as the value of our common stock in the calculations below. The value of the vesting acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying unvested, in-the-money equity awards by $9.79 and (ii) subtracting the exercise price for the unvested stock options.

		Potential Payments in Connection With:
Name	Type of Benefit	Termination Under Severance Policy ($)	Termination After a Change of Control ($)	Termination Upon Death or Disability ($)
Thomas J. Fallon	Cash Severance	562,500	750,000	—
	Vesting Acceleration(1)	—	5,126,228	5,126,228
	Continued Coverage of Employee Benefits	33,365	44,486	—
	Accrued Vacation Pay	16,853	16,853	16,853

	Total Benefits	612,718	5,937,567	5,143,081

Ita M. Brennan	Cash Severance	325,000	487,500	—
	Vesting Acceleration(2)	—	2,173,830	2,173,830
	Continued Coverage of Employee Benefits	7,360	11,040	—
	Accrued Vacation Pay	20,383	20,383	20,383

	Total Benefits	352,743	2,692,753	2,194,213

David F. Welch, Ph.D.	Cash Severance	355,308	532,962	—
	Vesting Acceleration(3)	—	3,871,186	3,871,186
	Continued Coverage of Employee Benefits	22,243	33,365	—
	Accrued Vacation Pay	34,948	34,948	34,948

	Total Benefits	412,499	4,472,461	3,906,134

Robert J. Jandro	Cash Severance	207,338	311,007	—
	Vesting Acceleration(4)	—	1,174,800	1,174,800
	Continued Coverage of Employee Benefits	18,012	27,018	—
	Accrued Vacation Pay	11,972	11,972	11,972

	Total Benefits	237,322	1,524,797	1,186,772

Alastair A. Short	Cash Severance	96,923	145,385	—
	Vesting Acceleration(5)	—	907,797	907,797
	Continued Coverage of Employee Benefits	22,236	33,354	—
	Accrued Vacation Pay	4,386	4,386	4,386

	Total Benefits	123,545	1,090,922	912,183

(1)

The vesting of 538,188 shares of common stock would accelerate if Mr. Fallon was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 28, 2013.

(2)

The vesting of 231,819 shares of common stock would accelerate if Ms. Brennan was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 28, 2013.

(3)

The vesting of 402,104 shares of common stock would accelerate if Dr. Welch was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 28, 2013.

(4)

The vesting of 120,000 shares of common stock would accelerate if Mr. Jandro was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 28, 2013.

(5)

The vesting of 92,727 shares of common stock would accelerate if Mr. Short was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 28, 2013.

PROPOSAL 3

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis and the tabular disclosures of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders with the opportunity to express their views on the compensation of our NEOs.

As described in the section entitled “Compensation Discussion and Analysis,” we believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of Infinera. The goals of our executive compensation programs are to fairly compensate our executives, attract and retain highly-qualified executives able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. The specific goals that our current executive compensation programs reward are focused on financial and operating objectives, including specific revenue and operating income performance metrics and achieving strategic customer wins. Please read the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 25 for additional details about our executive compensation programs, including information about the fiscal 2013 compensation of our NEOs.

Our Commitment to Our Pay-for-Performance Compensation Philosophy

Fiscal 2013 Executive Compensation Highlights

As explained in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program for fiscal 2013 reflects our pay-for-performance compensation philosophy and the continued strong alignment of the interests of our executive officers with those of our stockholders. Highlights of our executive compensation program for fiscal 2013 included:

•	The majority of our CEO’s fiscal 2013 target total compensation was in equity.

•

69% of our CEO’s target total compensation was in equity, which links our CEO’s compensation directly to the value of our common stock. In fiscal 2013, our CEO received a PSU award (as summarized below) for 170,000 shares of our common stock and a RSU award for 113,000 shares of our common stock. Target total compensation consists of base salary, target cash incentive opportunity and target equity incentive compensation.

•	The majority of our CEO’s fiscal 2013 equity awards and target total compensation were at risk.

•	59% of our CEO’s target total compensation was completely at risk based on our performance against measurable performance objectives (includes target bonus and PSU awards).

•

61% of our CEO’s equity compensation opportunity was PSU awards. The PSU awards were 100% subject to risk of forfeiture based on our relative TSR performance over three performance periods against the Telecomm Index. Key details of our CEO’s pay opportunities for fiscal 2013 are summarized below.

•

Our fiscal 2013 PSU awards included rigorous performance features. To support our pay-for-performance philosophy and further emphasize the importance of creating long-term stockholder value, our fiscal 2013 PSU awards are 100% at risk based on our relative TSR performance and contain several features we consider to be best practices:

•

Sustained performance requirement. To earn the maximum amount of PSU awards (150% of target), our TSR must exceed that of the Telecomm Index by 25 points or more as calculated on each of the three separate measurement points (coinciding with the end of our fiscal 2013, 2014 and 2015).

•	Steeper downside slope. Our PSU awards are reduced twice as fast if our TSR underperforms the Telecomm Index (4-to-1 downside) as they are increased if our TSR outperforms the Telecomm

Index (2-to-1 upside). For example, if we underperform the Telecomm Index by 10 points of TSR, 60% of the target PSU awards would be earned. If we outperform the Telecomm Index by 10 points of TSR, 120% of the target PSU awards would be earned.

•

Additional award cap. Regardless of our performance vs. the Telecomm Index, our PSU awards are capped at 50% of target for any period in which our TSR is negative. Therefore, even if we significantly outperform the Telecomm Index in challenging market conditions, our PSU award design provides only modest rewards unless incremental stockholder value is created.

•

Our fiscal 2013 payouts reflect our pay-for-performance philosophy. Our executive compensation program strives to align compensation outcomes for our NEOs with performance against measurable objectives. In fiscal 2013, the key metrics that were measured under our incentive plans included revenue and non-GAAP operating income (loss) under the 2013 Bonus Plan and relative TSR performance for our PSU awards. In fiscal 2013, our performance exceeded the target levels for all of the financial metrics, which resulted in above target bonus payments for our CEO and other participating NEOs. This was in contrast to fiscal 2011 and fiscal 2012 when we fell short of our financial targets and, for example, our CEO received either no bonus (fiscal 2011) or just 5% of his target bonus (fiscal 2012). During fiscal 2013, our TSR exceeded that of the Telecomm Index by 33 points as measured under the PSU award program. This resulted in our participating NEOs earning 150% of their target number of PSU shares for the initial performance period.

•

We continue to maintain good corporate governance practices. We seek to maintain sound corporate governance standards. During fiscal 2013, the following policies and practices continued to be in effect:

• Executive Clawback Policy	• “Double-Trigger“ Change-of Control Agreements
• Anti-Hedging Policy	• Annual Compensation Risk Assessment
• Fully Independent Compensation Committee	• No Executive Perquisites
• Stock Ownership Policy	• Independent Compensation Consultant Reporting
• No Guaranteed Bonuses or Tax Gross-Ups	• Directly to Compensation Committee

For these reasons, we are asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, practices and objectives described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED: That the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives within the Compensation of Executive Officers section of the Proxy Statement.”

As an advisory vote, this say-on-pay proposal is not binding upon Infinera, the Board or the Compensation Committee. However, Infinera, the Board and the Compensation Committee, which are responsible for overseeing, reviewing and administering our executive compensation programs, value the opinions expressed by our stockholders and will continue to consider our stockholders’ concerns in evaluating future compensation options for our NEOs.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on this proposal. “ABSTENTIONS” will have the same effect as an “AGAINST” vote. Broker non-votes will not be counted as having been voted on the proposal.

Proposal 3—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 4

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE

2007 EMPLOYEE STOCK PURCHASE PLAN

Reason for the Amendment

At the Annual Meeting, stockholders are being asked to approve an amendment and restatement of the 2007 ESPP that would (i) increase the number of shares authorized, (ii) remove the evergreen provision by which the share reserve of the plan is set to automatically increase each year, and (iii) effect various technical revisions and improvements (the “Amendment”). This will allow us to use the 2007 ESPP to assist us in recruiting, retaining and motivating qualified personnel who help us achieve our business goals, including creating long-term value for stockholders. Our 2007 ESPP is intended to offer a significant incentive by allowing employees to purchase shares of our common stock (“Shares”). Employees are allowed to purchase our common stock under the 2007 ESPP at a price equal to 85% of the lower of the fair market value on either the opening or closing date of the respective offering period.

The Board initially adopted the 2007 ESPP in February 2007 and our stockholders approved the plan in May 2007. The 2007 ESPP became effective in June 2007.

As of March 14, 2014, 431,096 Shares remained available for issuance under the 2007 ESPP. The Amendment to the 2007 ESPP would increase the number of Shares issuable under the 2007 ESPP by 7,500,000 Shares, bringing the total that remains available for issuance under the 2007 ESPP to 7,931,096 Shares, which represents approximately 6.5% of our outstanding shares as of the Record Date. Further, we are removing the evergreen provision that would automatically add shares to the 2007 ESPP each year without further stockholder approval. As such, stockholders will need to approve any additional increase to the Share reserve in future years that we decide may be necessary to operate and further the purpose of the 2007 ESPP.

In considering its recommendation to approve the Amendment to the 2007 ESPP, the Compensation Committee and the Board analyzed the historical number of Shares purchased under the 2007 ESPP in the past three years and the motivational and retention value of the program as well as headcount trends versus the required funding of the 2007 ESPP. The number of Shares purchased under the 2007 ESPP in each of fiscal 2011, 2012 and 2013, was 1,308,775, 1,653,353 and 1,655,540, respectively. Also since the inception of the 2007 ESPP, the employee headcount has increased by 85% while the funding has only increased by 31%. Although the Compensation Committee and the Board considered the historical number of purchased Shares, the actual number of Shares that will be purchased under the 2007 ESPP in any year will depend on a number of factors including, for example, the number of participants, each participant’s contribution rate and our stock price. Based on usage in 2013, the increased Share reserve with the removal of the evergreen provision would meet our anticipated needs for a period of approximately four years. However, the actual number of Shares that will be purchased under the 2007 ESPP will vary based on relevant factors, as noted above.

The Compensation Committee and the Board have approved the Amendment, subject to the approval of our stockholders at the 2014 Annual Meeting. If stockholders do not approve an increase in the number of Shares reserved for issuance under the 2007 ESPP, the 2007 ESPP’s goals of recruiting, retaining and motivating talented employees will be more difficult to meet. In that case, no shares will be added to the number of shares reserved for issuance under the 2007 ESPP, except as provided under its current evergreen provision, and the 2007 ESPP will continue under its existing terms without the increase in share reserves provided by the Amendment. We believe that the approval of the Amendment is important to our continued success.

Description of the 2007 ESPP

The following paragraphs provide a summary of the principal features of the 2007 ESPP and its operation. However, this summary is not a complete description of all of the provisions of the 2007 ESPP, and is qualified in its entirety by the specific language of the 2007 ESPP. A copy of the 2007 ESPP as it is proposed to be amended and restated is provided as Appendix B to this Proxy Statement.

Purpose

The purpose of the 2007 ESPP is to provide eligible employees of Infinera and its participating affiliates with the opportunity to purchase Shares through payroll deductions or, if payroll deductions are not permitted under local laws, through other means as specified by the Compensation Committee of the Board. The 2007 ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (“Section 423”). Under an employee stock purchase plan that qualifies under Section 423, no taxable income will be recognized by a participant, and no deductions will be allowable to Infinera, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the Shares acquired under the 2007 ESPP or in the event the participant should die while still owning the purchased Shares.

Eligibility to Participate

Most employees of Infinera and its participating affiliates are eligible to participate in the 2007 ESPP. However, an employee is not eligible if he or she would own and/or hold outstanding options to purchase five percent or more of the total combined voting power or value of all classes of stock of Infinera or of any affiliate of Infinera. Also, the Compensation Committee generally has discretion to exclude employees from participating in the 2007 ESPP, on a uniform and nondiscretionary basis, if the employee normally is scheduled to work less than or equal to 20 hours per week or five months per calendar year, has worked for Infinera for less than two years, or is an officer or other highly compensated employee, provided that the exclusion of employees in these categories is not prohibited under applicable local law. As of March 1, 2014, approximately 1,267 employees are eligible to participate in the 2007 ESPP.

Number of Shares of Common Stock Available under the 2007 ESPP

Currently, a maximum of 9,056,830 Shares have been approved for issuance pursuant to the 2007 ESPP and an annual increase on the first day of each fiscal year equal to the lesser of (i) 1,875,000 Shares, (ii) 1% of the outstanding Shares as of that date, or (iii) such other amount as is determined by the Board or a committee of the Board. If stockholders approve the Amendment to the 2007 ESPP, the annual evergreen provision would be removed and the number of Shares issuable under the 2007 ESPP would be increased by 7,500,000 Shares, bringing the total that remains available for issuance under the 2007 ESPP to 7,931,096 Shares. As of March 14, 2014, the closing price of our common stock on NASDAQ was $9.37 per Share and 122,479,210 Shares were issued and outstanding. If stockholders do not approve the Amendment, no shares will be added to the total number of shares reserved for issuance under the 2007 ESPP, except as provided under its current evergreen provision, and the 2007 ESPP will continue under its existing terms without the increase in share reserves provided by the Amendment.

Administration

The Compensation Committee administers the 2007 ESPP. The members of the Compensation Committee serve at the pleasure of the Board. Subject to the terms of the 2007 ESPP, the Compensation Committee has all of the powers and discretion necessary or appropriate to control the operation and supervise the administration of the 2007 ESPP. The Compensation Committee’s authority under the 2007 ESPP includes, among other powers, interpreting and determining the terms and provisions of the 2007 ESPP and options granted under the 2007 ESPP. All actions, interpretations and decisions of the Compensation Committee are conclusive and binding on all persons and will be given the maximum deference permitted by law.

Enrollment and Contributions

Eligible employees voluntarily elect whether or not to enroll in the 2007 ESPP by completing, signing and submitting to Infinera an enrollment form in a form and manner and by the deadline set by the Compensation Committee. Each employee who joins the 2007 ESPP is granted an option to purchase Shares on each enrollment date while participating in the 2007 ESPP and is automatically re-enrolled for additional rolling six month offering periods; provided, however, that an employee may cancel his or her enrollment at any time (subject to 2007 ESPP rules). Eligible employees who participate in the 2007 ESPP are referred to as participants.

Participants contribute to the 2007 ESPP through payroll deductions or, if payroll withholding is not permitted under local laws, through other means specified by the Compensation Committee. Participants generally may contribute up to 15% of their eligible compensation through after-tax payroll deductions. From time to time, the Compensation Committee may establish a different maximum permitted contribution percentage, change the definition of eligible compensation, or change the length of the offering and purchase periods (but in no event may such periods exceed twenty-seven (27) months). A participant may increase or decrease his or her contribution percentage by following procedures established by the Compensation Committee.

Purchase of Shares

Currently, Shares are offered under the 2007 ESPP through a series of six-month offering periods. On the last business day of each six-month period, Infinera uses each participant’s payroll deductions or contributions to purchase Shares for the participant. The price of the Shares purchased will be determined under a formula established in advance by the Compensation Committee. However, in no event may the per Share purchase price be less than 85% of the lower of (1) the per Share closing price of our common stock on NASDAQ on the first day of the offering period, or (2) the per Share closing price of our common stock on NASDAQ on the purchase date. No participant may purchase Shares under the 2007 ESPP at a rate of more than $25,000 of common stock (based on market value on the applicable enrollment date(s)) in any calendar year during which the participating employee is enrolled in the 2007 ESPP at any time. The Compensation Committee also has discretion to set a limit on the number of Shares that may be purchased during any six-month offering period (which currently is established at 3,000 Shares unless otherwise determined by the Compensation Committee).

Termination of Participation

Participation in the 2007 ESPP generally terminates when a participating employee’s employment with Infinera or its affiliate ceases for any reason, the employee withdraws from the 2007 ESPP, or Infinera terminates or amends the 2007 ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the 2007 ESPP at any time in accordance with procedures, and prior to the deadline, specified by the Compensation Committee. Upon withdrawal from the 2007 ESPP, generally the employee will receive all amounts credited to his or her account, without interest (unless otherwise required by applicable law), and his or her payroll withholdings or contributions under the 2007 ESPP will cease.

Non-transferability

Rights to purchase Shares and any other rights and interests under the 2007 ESPP may not be assigned, transferred, sold or otherwise disposed of and may not be subject to the claims of creditors or liable to attachment, execution or other legal process.

Certain Transactions

In the event of any stock split, stock dividend, merger, consolidation, reorganization, recapitalization or other similar change in the capital structure of Infinera, the Compensation Committee may make appropriate adjustments to the number, kind and purchase price of the Shares available for purchase under the 2007 ESPP and any outstanding option under the 2007 ESPP.

If the Compensation Committee or the Board determines that a change of control of Infinera will occur, then all outstanding options under the 2007 ESPP will terminate prior to the change of control and, upon completion of the purchase of Shares on the purchase date (as selected by the Compensation Committee or the Board, and which may be adjusted to occur sooner than originally scheduled), unless the Compensation Committee or the Board determines that the options will be assumed by the surviving corporation or its parent.

Amendment and Termination

The Compensation Committee or the Board of Directors may amend, suspend or terminate the 2007 ESPP or any part of the 2007 ESPP at any time and for any reason. If the 2007 ESPP is terminated, the Compensation Committee or the Board of Directors may determine that all outstanding rights to purchase Shares under the 2007

ESPP terminate immediately, upon completion of the next purchase date (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to expiration, then all amounts credited to participants that have not been used to purchase Shares will be returned, without interest (unless otherwise required by applicable law), as soon as administratively practicable.

Number of Shares Purchased by Certain Individuals and Groups

Participation in the 2007 ESPP is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Further, the number of Shares that may be purchased under the 2007 ESPP is determined, in part, by the price of our common stock on the first and last day of each offering period or purchase period, as applicable. Accordingly, the actual number of Shares that may be purchased by any individual is not determinable. For illustrative purposes only, the following table sets forth (a) the number of Shares that were purchased during 2013 under the 2007 ESPP, and (b) the weighted average per Share purchase price paid for such Shares, for each of our named executive officers, all current executive officers as a group, and all other employees who participated in the 2007 ESPP as a group.

Name of Individual or Identity of Group and Position	Number of Shares Purchased (#)	Weighted Average Purchase Price Per Share ($)
Thomas J. Fallon	—	—
Chief Executive Officer
David F. Welch, Ph.D.	3,861	5.05
President
Robert J. Jandro	—	—
Senior Vice President, Worldwide Sales
Alastair A. Short	—	—
Senior Vice President and General Counsel
Ita M. Brennan(1)	—	—
former Chief Financial Officer
All current executive officers as a group	3,861	5.05
All non-employee directors as a group(2)	—	—
All other employees (including all current officers who are not executive officers) as a group	1,651,679	5.17

(1)	Ms. Brennan is no longer employed with Infinera. As a result, she is not eligible to participate in the 2007 ESPP.
(2)	Non-employee directors are not eligible to participate in the 2007 ESPP.

U.S. Federal Income Tax Consequences

Based on management’s understanding of current U.S. federal income tax laws, the tax consequences of the purchase of Shares under the 2007 ESPP are as follows.

The 2007 ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under an employee stock purchase plan, which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to Infinera, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the Shares acquired under the 2007 ESPP or in the event the participant should die while still owning the purchased Shares.

If the participant sells or otherwise disposes of the purchased Shares within two (2) years after the start date of the offering period in which the Shares were acquired or within one (1) year after the actual purchase date of those Shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the Shares on the purchase date exceeded the purchase price paid for those Shares, and Infinera will be entitled to an income tax deduction, for the taxable year in which such disposition occurs equal in amount to such excess. The amount of this ordinary income will be added to the participant’s basis in the Shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the Shares have been held for more than one (1) year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased Shares more than two (2) years after the start date of the offering period in which the Shares were acquired and more than one (1) year after the actual semiannual purchase date of those Shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the Shares on the sale or disposition date exceeded the purchase price paid for those Shares, or (b) 15% of the fair market value of the Shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the Shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. Infinera will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased Shares at the time of death, the lesser of (i) the amount by which the fair market value of the Shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the Shares on the start date of the offering period in which those Shares were acquired will constitute ordinary income in the year of death.

Vote Required

Approval of Proposal 4 requires the affirmative vote of a majority of the votes cast on this proposal. “ABSTENTIONS” will have the same effect as an “AGAINST” vote. Broker non-votes will not be counted as having been voted on the proposal.

Proposal 4—Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the amendment and restatement of the 2007 ESPP, that would (i) increase the number of shares authorized, (ii) remove the evergreen provisions, and (iii) effect various technical revisions and improvements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of the Board in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

In fiscal 2013, Infinera did not engage in any related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and certain transactions in our common stock. Based solely upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal 2013 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) were met in a timely manner during fiscal 2013, except for certain transactions that should have been reported on Form 4 for each of Mr. Fallon, Mr. Michael McCarthy (whose employment terminated effective April 12, 2013), Dr. Welch and Ms. Brennan by February 1, 2013, which were actually reported on Form 4 on February 5, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 28, 2013 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders(1)	13,670,282	(2)	$7.26	16,655,933	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	13,670,282			16,655,933

(1)

Our 2007 Plan provides that on the first day of our fiscal year, the number of shares of common stock authorized under the 2007 Plan shall be increased by the lesser of (i) 9,000,000 shares of common stock, (ii) 5% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as is determined by the Board or a committee of the Board. For 2014, the Board approved an increase in the number of shares of common stock authorized under the 2007 Plan of 2,997,173 shares. Our 2007 ESPP provides that on the first day of our fiscal year, the number of shares of common stock authorized under the 2007 ESPP shall be increased by the lesser of (i) 1,875,000 shares of common stock, (ii) 1% of the outstanding shares of common stock on such date or (iii) such other amount as is determined by the Board or a committee of the Board. For 2014, the Board approved an increase in the number of shares of common stock authorized under the 2007 ESPP of 1,198,869 shares. If stockholders approve the amendment and restatement of the 2007 ESPP (Proposal 4), the annual evergreen provision would be removed and the number of Shares issuable under the 2007 ESPP would be increased by 7,500,000 Shares.

(2)	This amount includes the following:
•	6,367,243 shares issuable upon the exercise of outstanding stock options granted under the 2000 Stock Plan and 2007 Plan.
•	6,582,489 shares subject to RSUs granted under the 2007 Plan. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).
•

720,550 shares issuable pursuant to outstanding stock awards that have been granted under the 2007 Plan, but not yet earned as of December 28, 2013. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined based on certain performance metrics, as discussed above in the “Compensation Discussion and Analysis” section. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

(3)	Includes 372 shares of common stock available for future issuances under our 2007 ESPP.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

To be considered for inclusion in our Proxy Statement for the 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”), stockholder proposals must comply with our Bylaws and the requirements of Rule 14a-8 under the Exchange Act and be received by our Corporate Secretary at our principal executive offices no later than November 28, 2014, or no later than 120 calendar days before the one-year anniversary of the date on which we first mailed our Proxy Statement or Notice to stockholders in connection with this year’s Annual Meeting.

To be raised at the 2015 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give timely notice thereof in proper written form to our Corporate Secretary of any business, including nominations of directors for the Board that the stockholder wishes to raise at our 2015 Annual Meeting. To be timely, the stockholder notice must be received by our Corporate Secretary no later than February 11, 2015 nor earlier than January 12, 2015, or no later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our Proxy Statement or Notice to stockholders in connection with this year’s Annual Meeting. To be in proper written form, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in greater detail in our Bylaws. In connection with a stockholder nomination of a candidate for the Board, the stockholder notice must also include certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our website at http://www.infinera.com in the Corporate Governance section on our Investor Relations’ page.

Under Rule 14a-8 of the Exchange Act, if the date of the 2015 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2015 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of this year’s Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary no earlier than the close of business on the 120th day prior to the 2015 Annual Meeting and no later than the close of business on the later of (i) the 90th day prior to the 2015 Annual Meeting, or (ii) the tenth day following the day on which disclosure in a press release reported by Marketwire, Inc., Associated Press or a comparable national news service or in a document publicly filed by Infinera with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act of the date of the 2015 Annual Meeting is first made.

If we receive notice of a matter to come before the 2015 Annual Meeting that is not in accordance with the deadlines described above and as more fully set forth in our Bylaws and Rule 14a-8 of the Exchange Act, we will use our discretion in determining whether or not to bring such matter before the 2015 Annual Meeting. If such matter is brought before the 2015 Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders’ discretionary authority to vote on such matter.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our common stock, but sharing the same address, we have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders who have the same last name and address, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice, and as applicable, any additional proxy materials that are delivered. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in “householding” will continue to have access to and utilize separate proxy voting instructions.

Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy materials or if you would like an additional copy of any of the proxy materials, please notify your broker or direct your written request to Infinera Corporation, 140 Caspian Court, Sunnyvale, California 94089, Attn: Corporate Secretary, or call (408) 572-5200. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board,

/s/ ALASTAIR A. SHORT
Alastair A. Short
Senior Vice President, General Counsel and Corporate Secretary

Sunnyvale, California

March 28, 2014

Appendix A

Infinera Corporation

Unaudited Reconciliations from GAAP to Non-GAAP

(In thousands)

Twelve Months Ended
December 28, 2013
Revenue	$544,122
Reconciliation of Operating Income (Loss):
U.S. GAAP as reported	$(24,186)
Stock-based compensation	31,976

Non-GAAP as adjusted	$7,790

The non-GAAP measure of operating income (loss) excludes non-cash stock-based compensation expenses. We believe these adjustments are appropriate to enhance an overall understanding of our underlying financial performance and also our prospects for the future and are considered by management for the purpose of making operational decisions. In addition, these results are the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for operating income (loss) prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.

A-1

Appendix B

INFINERA CORPORATION

2007 EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated on March 25, 2014)

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions. The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2. Definitions.

(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) A change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company).

(e) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(f) “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means Infinera Corporation, a Delaware corporation.

(i) “Compensation” means an Employee’s base straight time gross earnings, commissions (to the extent such commissions are an integral, recurring part of compensation), overtime and shift premium, but exclusive of payments for incentive compensation, bonuses and other compensation.

(j) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(k) “Director” means a member of the Board.

(l) “Eligible Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the date three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date in an Offering, determine (on a uniform and nondiscriminatory basis) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Eligible Employees are participating in that Offering. Each exclusion shall be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).

(m) “Employer” means any one or all of the Company and its Designated Subsidiaries.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(o) “Exercise Date” means the first Trading Day on or after February 15 and August 15 of each year. The first Exercise Date under the Plan will be February 15, 2008.

(p) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

(q) “Fiscal Year” means the fiscal year of the Company.

(r) “New Exercise Date” means a new Exercise Date say by shortening any Offering Period then in progress.

(s) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Eligible Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(t) “Offering Date” means the first Trading Day of each Offering Period.

(u) “Offering Periods” means the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after February 15 of each year and terminating on the first Trading Day on or following August 15, approximately six (6) months later, and (ii) commencing on the first Trading Day on or after August 15 of each year and terminating on the first Trading Day on or following February 15, approximately six (6) months later. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20.

(v) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(w) “Plan” means this Infinera Corporation 2007 Employee Stock Purchase Plan.

(x) “Purchase Period” means the period during an Offering Period which shares of Common Stock may be purchased on a participant’s behalf in accordance with the terms of the Plan. Unless and until the Administrator provides otherwise, the Purchase Period will have the same duration and coincide with the length of the Offering Period.

(y) “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or pursuant to Section 20.

(z) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(aa) “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

3. Eligibility.

(a) Offering Periods. Any Eligible Employee on a given Offering Date will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b) Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.

(c) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the

extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after February 15 and August 15 each year, or on such other date as the Administrator will determine. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than twenty-seven (27) months.

5. Participation. An Eligible Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

6. Payroll Deductions.

(a) At the time a participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a participant will have the payroll deductions made on such day applied to his or her account under the subsequent Purchase or Offering Period. A participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) Payroll deductions for a participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c) All payroll deductions made for a participant will be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account, unless required by Applicable Law.

(d) A participant may discontinue his or her participation in the Plan as provided in Section 10, or may decrease (but not increase) the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator; provided, however, that a participant may only make one payroll deduction change during each Offering Period. A participant may increase or decrease the rate of his or her payroll deductions for future Offering Periods by (i) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Offering Period, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c), a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(c) hereof, payroll deductions will recommence at the rate originally elected by the participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the participant must make adequate provision for the Company’s or Employer’s federal, state, local, or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social insurance contributions, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the participant’s compensation or other payments made to the participant the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the participant. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f) for Offerings under the Section 423 of the Code.

7. Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than 3,000 shares of the Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase will be subject to the limitations set forth in Sections 3(c) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Offering Period and/or each Purchase Period of an Offering Period. Exercise of the option will occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option will be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent Purchase Period and/or Offering Period, as applicable, subject to earlier withdrawal by the participant as provided in Section 10. Any other funds left over in a participant’s account after the Exercise Date will be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 9.

10. Withdrawal.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period, unless the participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment. Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s option will be automatically terminated.

12. Interest. No interest will accrue on the payroll deductions of a participant in the Plan.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be 16,556,830 shares.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration. The Plan will be administered by the Board or a Committee appointed by the Board or a Committee, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate

Offerings under the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.

15. Designation of Beneficiary.

(a) A participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by notice in a form determined by the Administrator. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations will be in such form and manner as the Administrator may designate from time to time.

16. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued, participants will only have the rights of an unsecured creditor with respect to such shares.

18. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the

Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each participant in writing prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the participants (without interest thereon, except as otherwise required by Applicable Laws) as soon as administratively practicable.

(b) Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

(iv) reducing the maximum percentage of Compensation a participant may elect to set aside as payroll deductions; and

(v) reducing the maximum number of Shares a participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan participants.

21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Code Section 409A. The Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company will have no liability to a participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.

24. Term of Plan. The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect unless sooner terminated under Section 20.

25. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26. Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).

27. No Right to Employment. Participation in the Plan by a Participant will not be construed as giving a participant the right to be retained as an employee of the Company or a Subsidiary, as applicable. Furthermore, the Company or a Subsidiary may dismiss a participant from employment at any time, free from any liability or any claim under the Plan.

28. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or participant as if the invalid, illegal or unenforceable provision had not been included.

29. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

InfineraR

IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT LINE SACKPACK

MR A SAMPLE DESIGNATION (IF ANY)

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 13, 2014.

Vote by Internet

Go to www.investorvote.com/INFN Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-866-540-5760 within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1 and

“FOR” Proposals 2, 3 and 4.

1. ELECTION OF TWO CLASS I DIRECTORS:

01 - Thomas J. Fallon

For Withhold

02 - Kambiz Y. Hooshmand

For Withhold

For All Except:

For Against Abstain For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 27, 2014.

3. To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement.

4. To approve an amendment and restatement of the Infinera Corporation 2007 Employee Stock Purchase Plan, that would (i) increase the number of shares authorized, (ii) remove the evergreen provision by which the share reserve of the plan is set to automatically increase each year, and (iii) effect various technical revisions and improvements.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Important notice regarding the Internet availability of proxy materials for the 2014 Annual Meeting of Stockholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: http://www.infinera.com/annual_meeting

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Infinera Corporation

Proxy - Infinera Corporation

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 14, 2014

10:00 a.m. Pacific Time

Proxy Solicited by the Board of Directors for Annual Meeting to be held May 14, 2014

The undersigned hereby appoints Thomas J. Fallon and Alastair A. Short, and each of them (the “Proxies”), with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Infinera Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Infinera to be held on May 14, 2014 or any adjournment, continuation or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the Nominees listed in Proposal 1 (Election of Directors); FOR Proposal 2 (To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 27, 2014); FOR Proposal 3 (To approve, on an advisory basis, the compensation of Infinera’s named executive officers); and FOR Proposal 4 (To approve an amendment and restatement of the Infinera Corporation 2007 Employee Stock Purchase Plan). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be marked, dated and signed, on the other side)